Exhibit 2.1






















































                         AGREEMENT AND PLAN OF MERGER




















                       TABLE OF CONTENTS


1.   THE MERGER                                                11
     1.1  The Merger.                                          11
     1.2  Effective Time.                                      12
     1.3  Closing.                                             12
     1.4  Certificate of Incorporation of the Surviving
          Corporation.                                         12
     1.5  Effect on Capital Stock:                             12
     1.6  Repayment Obligations.                               21
     1.7  Directors of the Surviving Corporation.              21
     1.8  Officers of the Surviving Corporation.               21
     1.9  Acknowledgement and Release of Stockholders.         21


2.   REPRESENTATIONS AND WARRANTIES OF ANSYS                   22
     2.1  Organization.                                        22
     2.2  Capitalization.                                      23
     2.3  Authority Relative to this Agreement.                23
     2.4  Shares of ANSYS Common Stock.                        23
     2.5  SEC Documents; Financial Statements.                 23
     2.6  Absence of Certain Changes.                          24
     2.7  No Conflicts.                                        24
     2.8  Governmental Consents.                               24
     2.9  Litigation.                                          24
     2.10 No Brokers.                                          24


3.   REPRESENTATIONS AND WARRANTIES OF PMAC, THE CLASS A
     STOCKHOLDERS, MR. SHAH, MR. WULF AND MR. STEBERL          25
     3.1  Existence; Good Standing; Authority; Compliance
          With Law.                                            25
     3.2  Authorization, Validity and Effect of
          Agreements.                                          26
     3.3  Capitalization.                                      26
     3.4  Subsidiaries.                                        27
     3.5  Other Interests.                                     27
     3.6  No Conflicts.                                        27
     3.7  Governmental Consents.                               27
     3.8  Litigation.                                          28
     3.9  Absence of Certain Changes.                          28
     3.10 Taxes.                                               28
     3.11 Books, Records and Financial Statements.             29
     3.12 Properties.                                          29
     3.13 Proprietary Products, Trademarks, Patents and
          Copyrights and Other Property Rights.                30
     3.14 Environmental Matters.                               31
     3.15 Employee Benefit Plans.                              32
     3.16 Labor Matters.                                       33
     3.17 Certain Agreements.                                  34
     3.18 Major Contracts.                                     34
     3.19 Absence of Undisclosed Liabilities.                  35
     3.20 Receivables.                                         35
     3.21 Governmental Authorizations and Regulations.         35
     3.22 Insider Transactions.                                36
     3.23 No Brokers.                                          36
     3.24 Insurance.                                           36
     3.25 Payments.                                            36
     3.26 Full Disclosure.                                     36


4.   ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE
     STOCKHOLDERS                                              37
     4.1  Power and Authority.                                 37
     4.2  Ownership of Stock.                                  37


5.   CONDUCT OF BUSINESS OF PMAC PRIOR TO CLOSING              37
     5.1  Ordinary Course.                                     38
     5.2  Dividends; Changes in Stock.                         38
     5.3  Governing Documents.                                 38
     5.4  No Solicitation.                                     38
     5.5  No Acquisitions.                                     38
     5.6  No Dispositions.                                     38
     5.7  Indebtedness.                                        39
     5.8  Employees.                                           39
     5.9  Benefit Plans, etc.                                  39
     5.10 Material Claims.                                     39
     5.11 Elections.                                           39
     5.12 Accounting.                                          39
     5.13 Breach.                                              39


6.   ADDITIONAL AGREEMENTS                                     39
     6.1  Access to PMAC Information.                          39
     6.2  Stockholders Approval.                               40
     6.3  Reports Under Securities Exchange Act of 1934.       40
     6.4  Legal Conditions to the Merger.                      41
     6.5  Communications.                                      41
     6.6  Expenses.                                            42
     6.7  Escrow Agreement.                                    42
     6.8  Additional Actions.                                  42
     6.9  Notification of Certain Matters.                     42
     6.10 Operating Authority and Reporting Structure.         42
     6.11 Restriction on Transfer of ANSYS Common Stock.       42
     6.12 Right of First Refusal.                              43
     6.13 Management of the Surviving Corporation.             43
     6.14 [Intentionally Omitted.]                             44
     6.15 Employees.                                           44
     6.16 Employee Bonuses.                                    45
     6.17 Release of German and French Interests.              45
     6.18 Indian Subsidiary.                                   45
     6.19 Swiss Subsidiary.                                    45
     6.20 Certain Tax Matters.                                 46
     6.21 Adequate Funds for Certain Payments.                 46
     6.22 Option Grants.                                       46


7.   CONDITIONS PRECEDENT                                      46
     7.1  Conditions to Each Party's Obligations to
          Effect the Merger.                                   46
     7.2  Conditions to Obligations of ANSYS and Merger
          Sub.                                                 47
     7.3  Conditions to Obligations of PMAC.                   48


8.   TERMINATION, AMENDMENT AND WAIVER                         49
     8.1  Termination.                                         49
     8.2  Effect of Termination.                               50
     8.3  Amendment.                                           50
     8.4  Extension; Waiver.                                   50


9.   COMPETITION                                               50
     9.1  Non-Compete.                                         50
     9.2  Confidential Information.                            51
     9.3  Definition.                                          51
     9.4  Reasonableness.                                      52
     9.5  Injunctive Relief.                                   52
     9.6  Severability: Separate Covenants.                    52


10.  INDEMNIFICATION AND CLAIMS                                53
     10.1 Stockholders Indemnification.                        53
     10.2 ANSYS Indemnification.                               55
     10.3 Insurance Recoveries; Tax Benefits.                  56
     10.4 Actual Knowledge.                                    56


11.  GENERAL PROVISIONS                                        56
     11.1 Survival of Representations, Warranties and
          Agreements.                                          57
     11.2 Notices.                                             57
     11.3 Interpretation.                                      58
     11.4 Counterparts.                                        58
     11.5 Entire Agreement.                                    58
     11.6 No Third Party Beneficiaries.                        58
     11.7 Non-Assignment.                                      58
     11.8 Governing Law.                                       58
     11.9 Arbitration.                                         58
     11.10Sole Remedy.                                         59
     11.11No Agreement Until Executed.                         59

     Exhibits:

  Exhibit A      Budget Goals
  Exhibit B      Accounting Expenses
  Exhibit C      Escrow Agreement
  Exhibit D      Operating Plan
  Exhibit E      Opinion of Counsel to PMAC
  Exhibit F      Opinion of Corporate Counsel of ANSYS
  Exhibit G      Bonus Employee Group
  Exhibit H      French and German Taxes












                  AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of August 30, 2000 (this "Agreement"), is made and entered into by and among ANSYS, Inc., a Delaware corporation ("ANSYS"), GenesisOne Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of ANSYS ("Merger Sub"), Pacific Marketing and Consulting, Inc. a California corporation ("PMAC"), Christine Schoefer, Michael Hohmeyer, Wayne Christopher, Mary Jo Hamilton, Michael Salari, Masoud Doroudian (the six aforelisted individuals, the "Class A Stockholders"), Diane Poirier, Devendra Rajwade, Jan Soreide, and Mr.Vijay Shah ("Mr. Shah"; the four aforelisted individuals, the "Class B Stockholders" and together with the Class A Stockholders, the "Class A and B Stockholders"), Akila Diwakar, Philip Diwakar, Alan Magnuson, Forest Rouse, Vladimir Griaznov, Xiaomin Wang, Jieyong Xu, Jigen Zhou, Manfred Friedrichs, and Carsten Martens (the aforelisted ten individuals, the "Class C Stockholders"; each of the Class A and B Stockholders and the Class C Stockholders a "Stockholder" and together, the "Stockholders"), Reimund Steberl ("Mr. Steberl") and Armin Wulf ("Mr. Wulf").

                           WITNESSETH:

     WHEREAS, ANSYS, PMAC and the Stockholders desire that the business of PMAC be combined with that of ANSYS and that, in connection therewith, all of the issued and outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock, without par value, of PMAC (collectively, "PMAC Common Stock") be converted into the consideration provided in Section 1.5 (the "Merger Consideration"); and

     WHEREAS, for this purpose ANSYS has formed Merger Sub whose sole purpose shall be to facilitate the implementation of the transaction by being the surviving corporation of its merger with PMAC (the "Merger"); and

     WHEREAS, ANSYS, PMAC and the Stockholders desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe various conditions precedent to the Merger;

     NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, the parties agree as follows:

1.   THE MERGER

     1.1  The Merger.
Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2),
PMAC will be merged with and into Merger Sub and the separate corporate existence of PMAC will thereupon cease. Merger Sub, as the surviving corporation of the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), will continue to be governed by the laws of the State of California. The Merger will have the effects specified in the Delaware General Corporation Law (the "DGCL") and, with respect to PMAC, in the Corporations Code of the State of California (the "California Code"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers, franchises, debts, liabilities, obligations and duties of Merger Sub will continue in the Surviving Corporation unaffected by the Merger.

     1.2  Effective Time.
Pursuant to Section 1.3, at Closing Merger Sub will file a Certificate of Merger with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL and the California Code to consummate the Merger. The Merger will become effective upon such filing of the Certificate of Merger or at such other time as the parties hereto may agree and as may be specified in the Certificate of Merger in accordance with applicable law. The date and time when the Merger becomes effective is herein referred to as the "Effective Time."

     1.3  Closing.
(a) Subject to satisfaction (or waiver) of the conditions set forth in Article 7, the Closing of the Merger (the "Closing") will take place (i) at the offices of Greene Radovsky Maloney & Share LLP, 4 Embarcadero Center, Suite 4000, San Francisco, California, beginning at 10:00 a.m., Pacific Daylight Time, on August 31, 2000 or (ii) at such other place, date and/or time as the parties hereto may agree. The date upon which the Closing occurs is herein referred to as the "Closing Date."

(b) At the Closing, (i) ANSYS shall deliver to PMAC and/or the Stockholders' Representative, as the case may be, the various certificates, instruments and documents required to be delivered at or prior to Closing pursuant to Sections 7.1 and 7.3 if not previously delivered pursuant to the terms thereof, (ii) PMAC and/or the Stockholders' Representative, as the case may be, shall deliver to ANSYS the various certificates, instruments and documents required to be delivered at Closing pursuant to Sections 7.1 and 7.2 if not previously delivered pursuant to the terms thereof, and (iii) Merger Sub shall file the Certificate of Merger with the Delaware Secretary of State pursuant to Sections 103 and 252 of the DGCL, and shall file an original executed counterpart of the same with the Secretary of State of the State of California under cover of a letter stating that a Request for Tax Clearance Certificate - Corporations has been filed.

     1.4  Certificate of Incorporation of the Surviving Corporation.
At   the  Effective  Time,  in  accordance  with  the  DGCL,  the
Certificate of Incorporation, as amended, of Merger Sub as in effect immediately prior to the Effective Time will (except as to the name of the Surviving Corporation, which shall be "ICEM CFD Engineering, Inc.") be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

     1.5  Effect on Capital Stock:
       (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any of the issued and outstanding shares of PMAC Common Stock:

          (i) Cancellation of Certain PMAC Common Stock. All shares of PMAC Common Stock that are held in the treasury of PMAC and any shares of PMAC Common Stock owned by any subsidiary of PMAC shall be canceled and no consideration shall be delivered in exchange therefor.


          (ii) Conversion of the Other PMAC Common Stock. Each share of PMAC Class A Common Stock and Class B Common Stock (other than those shares referred to in Section 1.5(a)(i)) shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into and represent the right to receive (subject to Section 1.5(b) and the other provisions of this Section 1.5) the Pro Rata Portion of that number of shares of fully paid and nonassessable common stock, par value $.01 per share ("ANSYS Common Stock"), equal to (X) $7,279,118.78 minus 51.5263% of the sum of (1) the aggregate amount of any consideration (including notes) given to Mr. Vedat Akdag in connection with the repurchase of his shares of PMAC Common Stock prior to Closing plus (2) the aggregate amount of the Steberl Bonus plus (3) the aggregate amount of the Closing Employee Bonuses, divided by (Y) the average of the daily closing prices of ANSYS Common Stock for the 20 consecutive trading days immediately preceding the date on which ANSYS and PMAC jointly announce the execution of this Agreement (such shares, the "Initial Stock Amount") plus the other Merger Consideration provided in Section 1.5(d). Each share of PMAC Class C Common Stock shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into and represent the right to receive (subject to
     Section 1.5(b) and the other provisions of this Section 1.5) cash in an amount equal to the Pro Rata Portion of $7,279,118.78 minus 51.5263% of the sum of (1) the aggregate amount of any consideration (including notes) given to Mr. Vedat Akdag in connection with the repurchase of his shares of PMAC Common Stock prior to Closing plus (2) the aggregate amount of the Steberl Bonus plus (3) the aggregate amount of the Closing Employee Bonuses, plus the other Merger
     Consideration provided in Section 1.5(d); provided, that ANSYS may cause such portion of the Merger Consideration payable to any Class C Stockholder to be paid to PMAC as is necessary to pay the outstanding principal and interest of PMAC's loan to such Class C Stockholder in respect of tax withheld upon the issuance of Class C Common Stock to such Class C Stockholder.

          (b) Initial Stock Amount Issuance. At the Closing, the Stockholders shall deliver to ANSYS certificates representing all outstanding shares of PMAC Common Stock, and ANSYS will issue or cause to be issued, and deliver or cause to be delivered (in accordance with Section 1.5(c)) to the Stockholders that number of shares of ANSYS Common Stock as provided in Section
1.5(a)(ii), plus cash for any fractional shares as provided in such Section 1.5(a)(ii), except that twenty percent (20%) of such shares shall not be delivered to such Stockholders, but instead shall be delivered to the Bank of San Francisco as escrow agent to be held in escrow (the "Escrow Shares") as security for the Stockholders' indemnification obligations under Section 10 and pursuant to the provisions of an escrow agreement (the "Escrow Agreement") to be executed pursuant to Section 6.7. ANSYS may satisfy its obligation to deliver the aforedescribed shares by delivery of an irrevocable letter of instruction to its transfer agent directing the transfer agent to deliver such shares to the Stockholders and the Escrow Agent, provided that such shares are actually delivered to the Stockholders and the Escrow Agent within seven days of Closing.

          (c) Exchange Procedures. Subject to Section 1.5(b), upon valid surrender of a certificate formerly representing outstanding shares of PMAC Common Stock (a "Certificate") which have been converted into the right to receive the Merger Consideration pursuant to Section 1.5(a)(ii), the holder thereof shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of ANSYS Common Stock pursuant to Section 1.5(a)(ii) for the shares formerly represented by the Certificate so surrendered and other Merger Consideration to which that person is entitled. The Certificate so surrendered shall forthwith be canceled. Subject to Section 1.5(b), in the event of a transfer of ownership of PMAC Common Stock which is not registered in the transfer records of PMAC, the appropriate Merger Consideration may be delivered to a transferee if a Certificate is presented to ANSYS and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.5(c), each Certificate shall be deemed at any time after the Effective Time only to represent the right to receive upon surrender the Merger Consideration as provided by this Section 1.5.

          (d)   Other Merger Consideration.  In addition  to  the
Initial Stock Amount, each Stockholder shall, subject to the conditions set forth herein, receive a Pro Rata Portion of

     (A) cash in an amount equal to (i) the Initial Cash Amount minus (ii) the sum of (W) the Escrow Cash Amount plus
         (X) 48.4737% of the aggregate amount of any consideration (including notes) given to Mr. Vedat Akdag in connection with the repurchase of his shares of PMAC Common Stock prior to Closing plus (Y) 48.4737% of the amount of the Steberl Bonus plus (Z) 48.4737% of the aggregate amount of the Closing Employee Bonuses, payable at Closing by one or more wire transfers of immediately available funds to such account(s) as are designated by such Stockholder at least three business days before the Closing Date, and

     (B) the Contingent Payment Right, payable as described herein.

          (e) Merger Consideration Adjustment. ANSYS shall deliver to each Stockholder on the Initial Period Payment Date such Stockholder's Pro Rata Share of (i) the Escrowed Cash Amount (including any interest earned on the Escrowed Cash Amount pursuant to the terms of the Escrow Agreement) by wire transfer of immediately available funds, and (ii) the amount, if any, by which the Revenue Formula as applied to the Initial Period exceeds the Estimated Purchase Price; provided, however, that such amounts are subject (A) to reduction by an amount equal to the estimated dollar amount of all Damages for which the ANSYS Indemnified Parties have made claims for indemnification pursuant to this Agreement on or before the Initial Period Payment Date (to the extent not yet satisfied by the PMAC Indemnitors), (B) to reduction by the amount, if any, by which the Estimated Purchase Price exceeds the Revenue Formula as applied to the Initial Period; (C) to increase by the amount of the excess, if any of PMAC Working Capital as reflected on the December 31, 2000 Balance Sheet over $0, (D) to reduction by the amount, if any, that PMAC Working Capital as reflected on the December 31, 2000 Balance Sheet is less than $0, (E) to reduction by up to $1,366,110.00 in respect of amounts then owed, if any, in respect of the payments previously scheduled to be made to PTC in September 2000, and (F) to reduction by the amount of the Initial Period Retention Bonuses. If the adjustments provided for under clauses (A) through (F) above result in a net reduction which exceeds the amount of the Escrowed Cash Amount, then the amount of such excess (the "Escrow Shortfall") shall be repaid pursuant to Section 1.6. Any Merger Consideration Adjustment amount due to the Stockholders pursuant to the foregoing that exceeds the Escrowed Cash Amount shall be payable to such Stockholders as follows:

    (a) to each Class A and B Stockholder, 48.4737% in immediately available funds, and 51.5263% in ANSYS Common Stock determined based upon the average of the daily closing prices of ANSYS Common Stock for the 20 consecutive trading days immediately preceding the Initial Period Payment Date; and

     (b) to each Class C Stockholder in cash.

The term of the Escrow Agreement shall be extended, and ultimate distribution of escrowed shares and funds made, as provided therein.

          (f) Fractional Shares. No fractional shares of ANSYS Common Stock shall be issued as a result of the Merger, but in lieu thereof each holder of shares of PMAC Common Stock who would otherwise be entitled to receive a fraction of a share of ANSYS Common Stock shall receive an amount in cash equal to the per share valuation of ANSYS Common Stock determined in respect of such issuance pursuant to Section 1.5(a)(ii), Section 1.5(e) or the definition of "Contingent Payment Right" in Section 1.5(i), as the case may be, multiplied by the fraction of a share of ANSYS Common Stock to which such Stockholder would otherwise be entitled.

          (g) No Further Ownership Rights in PMAC Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of PMAC Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of PMAC Common Stock.

          (h)  Calculation Procedure.

               (i) ANSYS shall prepare in accordance with GAAP (as modified by this Agreement), as soon as practicable after the end of each of the calendar years 2000 and 2001, a report containing a statement of income of the PMAC Group for the twelve months then ended as of the close of business on December 31 of each such period, in each case together with a certificate of an officer of ANSYS which states that the report was prepared in accordance with this Agreement, and sets forth for the period under examination the applicable calculation of EBITDA, Expenses, and the Revenue Formula and sets forth all adjustments required to be made to such financial statements in order to make the calculations required under this Section 1.5 (the "Annual Determination"). A copy of each such Annual Determination shall be delivered to the Stockholders' Representative not later than 45 days after the end of the calendar year to which  such Annual Determination relates, provided  that  no delay shall be considered in breach of this Agreement if ANSYS has used its best efforts to complete such Annual Determination but any entity in the PMAC Group, any Stockholder or either of Mr. Wulf and Mr. Sterberl have not used their best efforts in preparing and delivering data needed for, or otherwise cooperating in the completion of, the Annual Determination.

               (ii) If the Stockholders' Representative does  not
     agree that any Annual Determination correctly states the applicable EBITDA, Expenses, and Revenue Formula calculation for the period under examination, he shall promptly (but not later than 20 days after the delivery of such Annual Determination) give written notice to ANSYS of any exceptions thereto, such notice to set forth in reasonable detail each disputed item or amount and the basis for the Stockholders' Representative's disagreement therewith, together with supporting calculations. If the Stockholders' Representative and ANSYS reconcile their differences, the Annual Determination shall be adjusted accordingly and shall thereupon become binding final and conclusive upon all of the parties hereto and enforceable in a court of law. If the Stockholders' Representative and ANSYS are unable to reconcile their differences in writing within 20 days after written notice of exceptions is delivered to ANSYS (the "Reconciliation Period"), the items in dispute shall be submitted to an independent accounting firm of national standing in the United States in terms of gross revenue (the "Independent Auditors") for final determination, and the Annual Determination shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 10 days (or such longer period as the Stockholders' Representative and ANSYS shall agree) to resolve all items in dispute. If the Stockholders' Representative does not give notice of any exception within 20 days after the delivery of an Annual Determination or if the Stockholders' Representative gives written notification of his acceptance of an Annual Determination prior to the end of such 20 day period, such Annual Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law. Any expenses relating to the engagement of the Independent Auditors shall be borne by the Stockholders; provided, that if the Independent Auditors determine that the aggregate Merger Consideration Adjustment or Contingent Payment Right, as the case may be, to which the Stockholders are entitled is equal to 110% or more of the aggregate amounts of such Merger Consideration Adjustment or Contingent Payment Right as set forth by ANSYS in its proposed Annual Determination, then all expenses relating to the engagement of the Independent Auditors in respect of such Annual Determination shall be borne by ANSYS.

               (iii) The books and records of the Surviving Corporation shall be made available during normal business hours upon reasonable advance notice to ANSYS, the Stockholders' Representative and the Independent Auditors to the extent required to perform the determinations required under this Section 1.5(h). The parties hereto shall cause the Surviving Corporation to make arrangements to make available to the Stockholders' Representative and ANSYS (including auditors) any back-up materials generated by the Surviving Corporation with respect to any adjustments made by them to the financial statements in the process of preparing any Annual Determination.

          (i)    Certain  Definitions.   For  purposes  of   this
Agreement, the following terms have the following meanings:

          "Balance  Sheet" means the balance sheets of  the  PMAC
Group   prepared   by  ANSYS  in  connection  with   the   Annual
Determination for calendar year 2000.

          "Budget Goals" means the budget goals for operating revenue, Expenses and EBITDA in calendar years 2000 and 2001 as specified in Exhibit A attached hereto.

          "Consulting Services" means services rendered to third parties for cash fees in directly performing or interpreting modeling or simulation of mechanical systems. Such services do not include custom development or modification of software products. For purposes of allocating revenue between Consulting Services and Direct or Indirect Sales for a sale that involves multiple (service and software) components, a pro-rata allocation will be made to each respective component based on the standard list price of each component compared to the total standard list price of all components.

          "Contingent Payment Rights" means each Stockholder's right to receive, as of the Second Period Payment Date, such Stockholder's Pro Rata Portion of an amount equal to (X) Incremental Revenue minus (Y) the sum of (1) the aggregate amount of the Contingent Retention Bonuses plus (2) the amount, if any, of the payment or accrual of any bonus (other than the Steberl Bonus as defined herein) to Mr. Steberl in 2001; provided, however, that such amount shall be subject to further reduction (but in no event to an amount less than zero) by an amount equal to the sum of (a) the estimated dollar amount of all Damages for which the ANSYS Indemnified Parties have made claims for indemnification pursuant to this Agreement on or before the Second Period Payment Date (to the extent not yet satisfied by the PMAC Indemnitors or secured by funds or ANSYS Common Stock retained in escrow on the Initial Period Payment Date in respect of such Damages) and (b) if EBITDA of the PMAC Group for 2001 is less than that set forth in the Budget Goals for 2001, the amount, if any, of the excess of Expenses for calendar year 2001 over the Expenses for 2001 set forth in the Budget Goals. Any payment due pursuant to such Contingent Payment Right shall be payable to such Stockholder as follows:

    (a) to each Class A and B Stockholder, 48.4737% in immediately available funds, and 51.5263% in ANSYS Common Stock determined based upon the average of the daily closing prices of ANSYS Common Stock for the 20 consecutive trading days immediately preceding the Second Period Payment Date; and

    (b)  to each Class C Stockholder in cash.

Should  any  reduction be made pursuant to the  foregoing  clause
(a), the amount of such reduction, insofar as it would have been payable in cash, shall be placed into an interest bearing escrow account to be established with the Bank of San Francisco or any other banking or trust company mutually agreement to ANSYS and the Stockholders' Representative until the final determination of the respective claims by agreement of the parties or by the arbitrator pursuant to Section 11.9, to be held in escrow until disbursed in accordance with such final determination, and, to the extent payable in shares of ANSYS Common Stock, such shares as are finally determined to be issuable to the Stockholders shall be issued and delivered within seven days of such final determination.

          "Direct Sales" shall mean sales of the ICEM CFD product or any other products made directly to customers by the PMAC
Group.

          "EBITDA" means the consolidated profits before interest, income taxes, depreciation and amortization as shown on the income statements of the PMAC Group, as determined in accordance with GAAP; provided, however, that (i) EBITDA shall exclude any write-off or amortization or depreciation of goodwill or other intangible assets, attributed to the Merger; (ii) except as otherwise agreed by ANSYS and the Stockholders' Representative, no intercompany management fees or other overhead or group charges, charged by ANSYS (or any of its affiliates) to the PMAC Group, shall be treated as an expense; (iii) any Damages of an ANSYS Indemnified Person which give rise to an indemnity payment pursuant to the indemnification provisions of Article 10 and which are assumed by the Stockholders or as to which such ANSYS Indemnified Person has been reimbursed (by offset, insurance, tax benefit or otherwise), or which does not give ANSYS Indemnified Person the right to an indemnity payment because it falls within the indemnity threshold referred to in
Article 10, shall not be treated as an expense; (iv) any indemnity payments made by ANSYS or any of its affiliates to any Stockholder shall not be treated as an expense; (v) there shall be no charge against income for the payment or accrual of any component of the Purchase Price or Contingent Payment; (vi) any costs and expenses incurred by the PMAC Group in contesting any Annual Determination shall not be treated as an expense, except to the extent that such costs and expenses are incurred as a result of any Stockholder's or the Stockholders' Representative's breach of the procedures provided for in this Agreement or willful delay; (vii) any expenses of ANSYS or any of its affiliates prior to or after the Closing incurred (excluding expenses incurred by the PMAC Group prior to or at Closing) in connection with the negotiation, preparation and execution of this Agreement and the other documents to be delivered at the Closing hereunder (including without limitation the fees and disbursements of its attorneys and accountants and any brokers or finders fees) shall not be treated as an expense; (viii) any Damages suffered by ANSYS or costs incurred by the PMAC Group resulting from PMAC's failure to obtain the third-party consents set forth in Section 1.5 of the PMAC Disclosure Schedule shall not be treated as an expense; (ix) any costs and expenses incurred by the Surviving Corporation in the pursuit of any indemnity claim under Article 10 to the extent such claim has been rejected by a final determination pursuant to Article 10;
(x) payments made to Vedat Akdag pursuant to PMAC's note issued in consideration of the repurchase of Mr. Akdag's PMAC Common Stock shall not be treated as an expense; and (xi) the Steberl
Bonus (as defined in Section 3.18(b)) and payments made to the Bonus Employee Group pursuant to Section 6.16 shall not be treated as an expense.

          "Escrow Agreement" means the Escrow Agreement described in Section 6.7 in substantially the form attached hereto as Exhibit C.

          "Escrowed  Cash  Amount" means  Three  Million  Dollars
($3,000,000.00),  to be delivered by ANSYS to  the  Bank  of  San
Francisco  as  escrow agent pursuant to the terms of  the  Escrow
Agreement.

          "Estimated Purchase Price" is based upon Estimated Revenue and consists of the Initial Cash Amount and the Initial Stock Amount (disregarding adjustments thereto in respect of the Closing Employee Bonuses, the Steberl Bonus and the repurchase of Mr. Akdag's shares of PMAC Common Stock), which amounts (disregarding such adjustments) total Fourteen Million One Hundred Twenty Seven Thousand Dollars ($14,127,000.00).

          "Estimated Revenue" means the estimated net operating revenue, calculated based on GAAP, for the PMAC Group for the Initial Period of Ten Million Two Hundred Thirty Six Thousand Dollars ($10,236,000.00) attributable to agreements related to Magna TDM and Icepak, other original equipment manufacturer agreements, Direct Sales and Indirect Sales, Software Services and Consulting Services performed by PMAC.

          "Expenses" means those categories of expense of the PMAC Group set forth in the Budget Goals for 2001.

          "GAAP"   means   United   States   generally   accepted
accounting principles applied on a consistent basis throughout the periods involved.

          "Incremental Revenue" means the amount by which the Revenue Formula for the year ended December 31, 2001 exceeds the Revenue Formula for the year ended December 31, 2000, determined in accordance with GAAP and reflected in the financial statements of the PMAC Group.

          "Indirect Sales" shall mean net sales by distributors of the general purpose ICEM CFD product which has not been customized for use with such distributor's products.

      "Initial Cash Amount" means $6,847,881.22.

      "Initial Period" means the 12 months ended December 31, 2000.

      "Initial Period Payment Date" means the later of (a) the fifth business day after the Stockholders' Representative delivers notice to ANSYS of the Stockholders' acceptance of and agreement with the Annual Determination for calendar year 2000,
(b) the fifth business day after the 20th day after the delivery of the Annual Determination for calendar year 2000 to the Stockholders' Representative, and (c) the date five business days after the final determination of the Annual Determination for 2000 pursuant to Section 1.5(h)(ii).

          "Knowledge," with respect to: (i) PMAC, means, after having made reasonable inquiries of each of the officers, directors and responsible employees of PMAC and the PMAC Subsidiaries, the actual knowledge of, or the receipt of notification by, Armin Wulf, Wayne Christopher, Michael Hohmeyer, Reimond Steberl, Michael Salari and Vijay Shah; and (ii) ANSYS, means, after having made reasonable inquiries of its officers, directors and responsible employees, the actual knowledge of, or the receipt of notification by, James Cashman, Bud Dunbar, Maria Shields, David Secunda and Lee Detwiler.

          "Material Adverse Effect" shall mean, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), properties, or results of operations of the relevant party, other than conditions resulting from the performance of the terms of this Agreement.

          "Merger Consideration Adjustment" means any adjustment to the Merger Consideration made pursuant to Section 1.5(e).

          "PMAC  Group"  means (i) prior to the  Effective  Time,
PMAC  and  the  PMAC  Subsidiaries, and (ii)  at  and  after  the
Effective   Time,  the  PMAC  Subsidiaries  and   the   Surviving
Corporation.

          "PMAC Working Capital" means cash and marketable securities of the PMAC Group, minus any indebtedness of the PMAC Group (excluding loans payable to ANSYS), subject to increase by the amount by which other items of current assets are in excess of zero and decrease by the amount by which other items of current liabilities are in excess of zero, in each case as determined pursuant to GAAP; provided, that in making such determination deferred tax liabilities and assets shall be disregarded; and further provided, that to the extent the inclusion of the current income tax liability causes the calculation of PMAC Working Capital to be less than zero, the current income tax liability will be excluded from the calculation to the extent such exclusion results in PMAC Working Capital being no greater than zero.

          "Pro Rata Portion" means that portion determined by multiplying the amount in question by a fraction, the numerator of which is the number of shares of PMAC Common Stock owned of record immediately prior to the Effective Time by the Stockholder in question, and the denominator of which is the total number of outstanding shares of PMAC Common Stock immediately prior to the Effective Time.

          "Revenue" means operating revenue from original equipment manufacture agreements, Direct Sales, Indirect Sales, Software Services and Consulting Services, calculated under GAAP, net of discounts and net of the distributors' share (including ANSYS' share when the sale is made by ANSYS or an ANSYS distributor).

          "Revenue Formula" means the sum of (1) 250% of Revenue of the PMAC Group attributable to original equipment manufacture agreements related to Magna TDM and Icepak, (2) 195% of Revenue of the PMAC Group attributable to original equipment manufacturer agreements other than those reflected to in clause (1), (3) 166% of Revenue of the PMAC Group attributable to Direct Sales and Indirect Sales, (4) 108% of Revenue of the PMAC Group attributable to Software Services, and (5) 50% of Revenue of the PMAC Group attributable to Consulting Services performed by the PMAC Group.

       "Second Period" means the 12 months ended December  31, 2001.


          "Second Period Payment Date" means the the later of (a) the fifth business day after the Stockholders' Representative delivers notice to ANSYS of the Stockholders' acceptance of and agreement with the Annual Determination for calendar year 2001,
(b) the fifth business day after the 20th day after the delivery of the Annual Determination for calendar year 2001 to the Stockholders' Representative, and (c) the date five business days after the final determination of the Annual Determination for 2001 pursuant to Section 1.5(h)(ii).

          "Software Services" means services rendered to third parties for cash fees to develop or modify software. For purposes of allocating revenue between Software Services and Direct or Indirect Sales for a sale that involves multiple (service and software) components, a pro-rata allocation will be made to each respective component based on the standard list price of each component compared to the total standard list price of all components.

          "Stockholders' Representative" means Mr. Wulf  or  such
other  Stockholders' Representative as may be  appointed  by  the
Stockholders   pursuant  to  the  terms   of   the   Stockholders
Representative Agreement (as defined in Section 7.2(g).

     1.6  Repayment Obligations.
Each Stockholder shall have the obligation to pay to ANSYS, as of the Initial Period Payment Date, such Stockholder's Pro Rata Portion of the Escrow Shortfall, if any, as follows: one-half in cash and one-half in shares of ANSYS Common Stock of such value, determined based upon the average of the daily closing prices of ANSYS Common Stock for the 20 consecutive trading days immediately preceding the Initial Period Payment Date.

     1.7  Directors of the Surviving Corporation.
At the Effective Time, the directors of Merger Sub then in office will become the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.8  Officers of the Surviving Corporation.
At the Effective Time, the officers of Merger Sub will become the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.9  Acknowledgement and Release of Stockholders.

           (a)  Investment Representations.  Set forth in Section
1.9 of the PMAC Disclosure Schedule (as hereinafter defined) is a list of all Stockholders, the number of shares of PMAC Common Stock they own, their principal addresses, their marital status and whether they are "accredited investors" as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Each Stockholder identified in Section 1.9 of the PMAC Disclosure Schedule as being an accredited investor hereby severally represents, warrants and acknowledges to ANSYS that such Stockholder has been provided with and has reviewed ANSYS' Financial Statements and the ANSYS SEC Documents (each as hereinafter defined); that no other material written information concerning this Agreement, the Merger Agreement or the Merger has been provided to such Stockholder by ANSYS or PMAC; and that such Stockholder is an
"accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act. Each Stockholder identified in Section 1.9 of the PMAC Disclosure Schedule as not being an accredited investor hereby severally represents, warrants and acknowledges to ANSYS (i) that such Stockholder has been provided with and has reviewed ANSYS' Financial Statements and the ANSYS SEC Documents; (ii) that the material exhibits to the ANSYS SEC Documents have been made available to such Stockholder; (iii) that such Stockholder has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Merger of and from representatives of PMAC and ANSYS and to obtain any additional information which ANSYS possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information set forth in the ANSYS SEC Documents and ANSYS's Financial Statements, (iv) that such Stockholder has been given access to all such records and financial statements of PMAC that such Stockholder requires in order to value his or her shares of PMAC Common Stock, (v) that such Stockholder has had the opportunity to compare and evaluate the relative rights of shareholders of PMAC and ANSYS under the governing documents of each, and (vi) that such Stockholder, by reason of his or her business or financial experience or the business and financial experience of his or her professional advisors (who are unaffiliated with and who are not compensated by ANSYS or any affiliate or selling agent of ANSYS, directly or indirectly), has the capacity to protect his or her own interests in connection with the transactions contemplated hereby. Each Stockholder is acquiring the shares of ANSYS Common Stock to be issued hereunder for investment purposes. Each Stockholder understands and agrees with ANSYS that the shares of ANSYS Common Stock to be issued to such Stockholder as a result of the Merger will not be registered under the Securities Act or any applicable state securities law when issued and that, as a result, such shares of ANSYS Common Stock may be sold by such Stockholder only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirement thereof, if available, and that the certificates representing such shares of ANSYS Common Stock will contain an appropriate legend to the effect of the foregoing.

           (b) Acknowledgement of Bonuses and Release. Each Stockholder, both in his or her capacity as a stockholder of PMAC and as party to this Agreement, hereby acknowledges, ratifies and consents to the bonuses payable to certain employees and Mr. Steberl in accordance with Sections 6.16 and 6.23 (the "Bonus Payments"). Each Class A and B Stockholder acknowledges that their interest in PMAC was diluted by the authorization and issuance of Class C Common Stock prior to the date hereof (the "Class C Issuance"). Each Stockholder acknowledges and agrees that these actions were in the best interests of PMAC when taken and were necessary and desirable for the further prospects of the PMAC Group. Each Stockholder releases PMAC and each of its directors and officers from any liability whatsoever, known or unknown, in connection with the Bonus Payments and the Class C Issuance. Each Stockholder expressly waives for the purposes of this Section 1.9(b) only the provisions of California Civil Code
  1542, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

2.   REPRESENTATIONS AND WARRANTIES OF ANSYS
     For purposes of the representations and warranties of ANSYS contained herein, the inclusion of any information in any section of the ANSYS Disclosure Schedule attached hereto (the "ANSYS Disclosure Schedule") shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality inconsistent with that provided for by the terms of this Agreement. ANSYS represents and warrants to PMAC and the Stockholders as follows:

     2.1  Organization.
ANSYS and Merger Sub are each a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation and have sufficient corporate power to carry on their respective businesses as they are now being conducted and ANSYS is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in good standing, except in jurisdictions, if any, where the failure to be so qualified or in good standing would not, either individually or in the aggregate, have a Material Adverse Effect ANSYS and its subsidiaries taken as a whole.

     2.2  Capitalization.
The authorized capital stock of ANSYS consists of 50,000,000 shares of ANSYS Common Stock, 16,584,758 shares of which were issued and 15,173,504 shares outstanding on August 4, 2000, and 2,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. All of such outstanding shares of ANSYS Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.

     2.3  Authority Relative to this Agreement.
ANSYS and Merger Sub each have the corporate power and authority to enter into and deliver this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement by ANSYS and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by their respective Boards of Directors and no other corporate proceedings on their part are necessary to authorize this Agreement. This Agreement is a valid and binding obligation of ANSYS and Merger Sub enforceable against them in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.4  Shares of ANSYS Common Stock.
The shares of ANSYS Common Stock to be issued pursuant to this Agreement have been reserved for such issuance and, when issued and delivered in accordance with this Agreement will be duly and validly authorized and issued, fully paid and nonassessable.

     2.5  SEC Documents; Financial Statements.
(a) ANSYS has furnished to PMAC and the Stockholders true and complete copies of (i) its Annual Report on Form 10-K for the year ended December 31, 1999 and (ii) each of its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 (collectively. the "ANSYS SEC Documents"). As of their respective filing dates, the ANSYS SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and none of the ANSYS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the ANSYS SEC Documents complied as to form in all material respects with the applicable published rules and regulations of the Securities and Exchange Commission ("SEC") with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented in all material respects the consolidated financial position of ANSYS and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated.

     2.6  Absence of Certain Changes.
Since June 30, 2000, there has not been any change in the nature of the business, results of operations, financial condition, method of accounting or accounting practices or manner of conducting the business of ANSYS, other than changes in the ordinary course of business, none of which has had, or may reasonably be expected to have, a Material Adverse Effect upon ANSYS.

     2.7  No Conflicts.
Neither the execution and delivery of this Agreement by ANSYS and Merger Sub, nor the consummation of the transactions contemplated hereby, nor compliance by ANSYS or Merger Sub with any of the provisions hereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ANSYS or Merger Sub under any of the terms, conditions or provisions of, (x) the Certificate of Incorporation or By-laws of ANSYS or Merger Sub or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ANSYS or Merger Sub is a party or by which ANSYS or Merger Sub may be bound or by which either of them is, or any of their properties or assets may be, except for such violations, conflicts, breaches, defaults, etc. which would not, in the aggregate, have a Material Adverse Effect on
ANSYS and its subsidiaries taken as a whole, or (ii) subject to compliance with the statutes and regulations referred to in
Section 2.8, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to ANSYS or Merger Sub or any of their respective properties or assets.

     2.8  Governmental Consents.
No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to ANSYS or Merger Sub in connection with the execution and delivery of this Agreement by ANSYS or Merger Sub or the consummation by ANSYS or Merger Sub of the transactions contemplated hereby or thereby, except for (i) the filing of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Merger Agreement and related officers' certificates pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, approvals, orders, authorizations, registrations declarations and filings which if not obtained or made would not have a Material Adverse Effect on ANSYS and its subsidiaries taken as a whole.

     2.9  Litigation.
There is no litigation, suit, action or proceeding pending or, to the Knowledge of ANSYS, threatened against ANSYS, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate with all such other litigation, suits, actions or proceedings, would adversely effect ANSYS's ability to perform its obligations under this Agreement.

     2.10 No Brokers.
ANSYS has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of ANSYS or any of PMAC, the PMAC Subsidiaries or the Stockholders to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the transactions contemplated hereby. ANSYS is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to Agreement and the transactions contemplated hereby.

3.   REPRESENTATIONS AND WARRANTIES OF PMAC, THE CLASS A
        STOCKHOLDERS, MR. SHAH, MR. WULF AND MR. STEBERL

     For purposes of the representations and warranties of PMAC and the Stockholders contained herein, the inclusion of any information in any section of the PMAC Disclosure Schedule attached hereto (the "PMAC Disclosure Schedule") shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality inconsistent with that provided for by the terms of this Agreement. PMAC, the Class A Stockholders, Mr. Vijay Shah, Mr. Wulf and Mr. Steberl represent and warrant to ANSYS and Merger Sub as follows:

     3.1  Existence; Good Standing; Authority; Compliance With Law.

          (a) PMAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Except as set forth in Section 3.1(a) of the PMAC Disclosure Schedule provided to ANSYS, PMAC is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary[, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on PMAC or any PMAC Subsidiary. PMAC has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Other than the Stockholders Agreement, dated as of April 30, 1997, among PMAC and certain Stockholders (the "PMAC Stockholders Agreement"), a true and complete copy of which has been provided to ANSYS, and the Amended and Restated Corporate Buy-Sell Agreement, effective January 31, 1996, among PMAC, Michael Hohmeyer, Christine Schoefer, Wayne Christopher and Mary Jo Hamilton (the "Buy-Sell Agreement") and the other parties subsequently made party thereto, a true and complete copy of which has been provided to ANSYS, there is no shareholders agreement among or between any of the Stockholders.

          (b)    Each   of  the  PMAC  subsidiaries   listed   in
Section 3.1(b) of the PMAC Disclosure Schedule (the "PMAC Subsidiaries") is a corporation, partnership or limited liability company (or similar entity or association in the case of those PMAC Subsidiaries organized and existing other than under the laws of a state of the United States) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

          (c) Neither PMAC nor any of the PMAC Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which PMAC or any PMAC Subsidiary or any of their respective properties or assets is subject. PMAC and the PMAC Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted.

          (d) True and complete copies of the articles of incorporation and by-laws, each as amended, of PMAC are included in Section 3.1(d) of the PMAC Disclosure Schedule. True and complete copies of the charter documents, bylaws, organizational documents, partnership agreements, limited liability company agreements, joint venture agreements and comparable governing documents (and in each such case, all amendments thereto) of each of the PMAC Subsidiaries are included in Section 3.1(d) of the PMAC Disclosure Schedule.

     3.2  Authorization, Validity and Effect of Agreements.
PMAC has the corporate power and authority to enter into and deliver this Agreement and the Merger Agreement and, subject to requisite approval of this Agreement by the Stockholders, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by its PMAC Board of Directors and, except for the approval of the Stockholders, no other corporate proceedings on the part of PMAC are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and binding obligation of PMAC enforceable against PMAC in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3  Capitalization.
The authorized capital stock of PMAC consists of 1,000,000 shares of Class A Common Stock, 1,000,000 shares of Class B Non-Voting Common Stock and 1,000,000 shares of Class C Non-Voting Common Stock, each without par value. The aggregate number of shares of PMAC Common Stock set forth in Section 1.9 of the PMAC Disclosure Schedule are the only shares of PMAC Common Stock issued and outstanding. No shares of PMAC Common Stock have been reserved for issuance for any purpose. No shares of PMAC Common Stock are held in the treasury of PMAC. All such issued and outstanding shares of PMAC Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. PMAC has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of PMAC on any matter. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate PMAC to issue, transfer or sell any shares of capital stock of PMAC. Except as set forth in Section 3.3 of the PMAC Disclosure Schedule, there are no agreements or understandings to which PMAC or any PMAC Subsidiary is a party with respect to the voting of any shares of PMAC Common Stock or which restrict the transfer of any such shares, nor does PMAC have Knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in Section 3.3 of the PMAC Disclosure Schedule, there are no outstanding contractual obligations of PMAC or any PMAC Subsidiary to repurchase, redeem or otherwise acquire any shares of PMAC Common Stock, partnership interests or any other securities of PMAC or any PMAC Subsidiary. Except as set forth in Section 3.3 of the PMAC Disclosure Schedule, neither PMAC nor any PMAC Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

     3.4  Subsidiaries.
Except  as  set  forth  in  Section 3.4 of  the  PMAC  Disclosure
Schedule, PMAC owns directly or indirectly each of the outstanding shares of capital stock or other equity interest of each of the PMAC Subsidiaries. Each of the outstanding shares of capital stock of each of the PMAC Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.4 of the PMAC Disclosure Schedule, each of the outstanding shares of capital stock or other equity interest of each of the PMAC Subsidiaries is owned, directly or indirectly, by PMAC free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each PMAC Subsidiary as of the date of this Agreement is set forth in Section 3.4 of the PMAC Disclosure Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock, share capital or other equity interest, to the extent applicable; and (iii) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by it.

     3.5  Other Interests.
Except as set forth in Section 3.5 of the PMAC Disclosure Schedule, neither PMAC nor any PMAC Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities).

     3.6  No Conflicts.
Except as set forth in Section 3.6 of the PMAC Disclosure Schedule, neither the execution and delivery of this Agreement by PMAC, nor the consummation of the transactions contemplated hereby, nor compliance by PMAC or the PMAC Subsidiaries with any of the provisions hereof will (i) violate or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of PMAC or the PMAC Subsidiaries under any of the terms, conditions or provisions of the Articles of Incorporation or By-laws of PMAC or the PMAC Subsidiaries or any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PMAC or the PMAC Subsidiaries is a party or by which PMAC or the PMAC Subsidiaries may be bound or by which it is, or any of its properties or assets may be, subject or (ii) subject to compliance  with  the  statutes and regulations  referred  to  in
Section 3.7, violate any judgment, ruling, order, writ, injunction, decree, statute, rule, permit or regulation (collectively, "Legal Requirements") applicable to PMAC or the PMAC Subsidiaries or any of its properties or assets.

     3.7  Governmental Consents.
Except as set forth in Section 3.7 of the PMAC Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to PMAC in connection with the execution and delivery of this Agreement or the Merger Agreement by PMAC or the consummation by PMAC or any Stockholder of the transactions contemplated hereby or thereby, except for the filing of the Merger Agreement and related officers' certificates under the DGCL and appropriate documents with the relevant authorities of other states in which PMAC is qualified to do business.

     3.8  Litigation.
Except as set forth in Section 3.8 of the PMAC Disclosure Schedule, there is no litigation, suit, action or proceeding pending or, to the Knowledge of PMAC or the Stockholders, threatened against PMAC or any of the PMAC Subsidiaries, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate with all such other litigation, suits, actions or proceedings, would adversely effect PMAC's or any Stockholder's ability to perform its obligations under this Agreement or the Merger Agreement.

     3.9  Absence of Certain Changes.
Except as set forth is Section 3.9 of the PMAC Disclosure Schedule, since October 31, 1999, PMAC and the PMAC Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution, or any repurchase, with respect to PMAC Common Stock; (ii) any commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by PMAC or any of the PMAC Subsidiaries outside the ordinary course of business except for
(A) Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with this Agreement or
(B) for purposes of paying 1999 and 2000 corporate income taxes; or (iii) any change in PMAC's accounting principles, practices or methods except for those changes set forth in Section 3.9 of the PMAC Disclosure Schedule which were made at the request of ANSYS.

     3.10 Taxes.

          (a) Except as set forth in Section 3.10 of the PMAC Disclosure Schedule, each of PMAC and the PMAC Subsidiaries (i) has filed all Tax Returns (as defined below) it was required to file (after giving effect to any filing extension granted by a Governmental Entity) and all such Tax Returns are complete and accurate in all material respects, and (ii) has paid all Taxes (as defined below) shown on such Tax Returns as required to be paid by it. Except as set forth in Section 3.10 of the PMAC Disclosure Schedule, the most recent audited financial statements for the fiscal year ended October 31, 1999 reflect an adequate reserve for all Taxes payable by PMAC and the PMAC Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as set forth in Section 3.10 of the PMAC Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against PMAC or any of the PMAC Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Section 3.10 of the PMAC Disclosure Schedule lists all (A) Tax sharing agreements and (B) agreements for exemptions with Governmental Entities to which PMAC or any of the PMAC Subsidiaries is a party.

          (b) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign income, property, sales, franchise, employment, excise, VAT and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to Tax with respect thereto.

          (c) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     3.11 Books, Records and Financial Statements.

          (a) Set forth in Section 3.11 of the PMAC Disclosure Schedule are the unaudited consolidated balance sheet of the PMAC Group at October 31, 1999, and unaudited consolidated statements of cash flow and income of the PMAC Group for the twelve months ending October 31, 1999 (the financial statements referred to in this Section 3.5(a) are hereinafter collectively referred to as the "PMAC Financial Statements").

          (b) Except as set forth in Section 3.11(b) of the PMAC Disclosure Schedule, the PMAC Financial Statements present fairly in all material respects the financial position and results of operations of the PMAC Group as of the dates thereof and for the periods then ended.

          (c) The books of account and other financial records of PMAC and each of the PMAC Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in the PMAC Financial Statements.

          (d) The minute books and other records of PMAC and each of the PMAC Subsidiaries have been made available to ANSYS, and contain accurate records of (i) all meetings and actions by consent of the stockholders and directors and any committees of the Boards of Directors of each of PMAC and the PMAC Subsidiaries and (ii) all meetings and actions by consent of the partners or managers of each of the PMAC Subsidiaries, as applicable.

     3.12 Properties.

          (a) Neither PMAC nor any PMAC Subsidiary owns, nor have they at any time in the past owned, any real property. A description of each real property leased by PMAC or any PMAC Subsidiary is set forth in Section 3.12 of the PMAC Disclosure Schedule (the "Leased Real Properties"), together with a summary of all leases under which each such Leased Real Property is held (the "Real Property Leases"). A true and correct copy of each
Real Property Lease, as amended, has been provided by PMAC to ANSYS. Subject to the terms of the respective Real Property Lease, PMAC or the PMAC Subsidiary party thereto, as the case may be, has the right to quiet enjoyment of each such Leased Real Property for the full term, including all renewal rights, of the leasehold interest.

          (b) Except as set forth in Section 3.12 of the PMAC Disclosure Schedule, PMAC and PMAC Subsidiaries own good title, free and clear of all pledges, security interests, mortgages, deeds of trust, liens or other encumbrances (collectively, "Encumbrances"), to all of the personal property and assets shown on PMAC's balance sheet at October 31, 1999 (the "PMAC Balance Sheet") or acquired after October 31, 1999, except for (A) assets which have been disposed of to nonaffiliated third parties since October 31, 1999 in the ordinary course of business, (B)
Encumbrances reflected in the PMAC Financial Statements as of October 31, 1999, (C) Encumbrances or imperfections of title which are not, individually or in the aggregate, amount or extent and which do not detract from the value or interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Encumbrances for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by PMAC and the PMAC Subsidiaries are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business.

     3.13 Proprietary Products, Trademarks, Patents and Copyrights and Other Property Rights.

          (a) Each of the software products and/or services of PMAC specified in Section 3.13(a) of the PMAC Disclosure Schedule, which constitutes a complete list of the software products and/or services of PMAC and the PMAC Subsidiaries, are proprietary products, except for the freeware or open source products expressly identified as such thereon. PMAC owns outright good and merchantable title thereto, free and clear of all liens, encumbrances, security interests and rights of third parties. All of its trademark, trade name and service mark registrations, patents and copyrights are valid and in full force and effect. PMAC or any of the PMAC Subsidiaries are not infringing any trademark or service mark registration or any trade name or any patent, copyright or trade secret of any other person, firm or corporation. PMAC or any of the PMAC
Subsidiaries has not received any notice of any claim of such infringement.

          (b) Section 3.13(b) of the PMAC Disclosure Schedule sets forth each trademark, trade name, service mark, patent and copyright owned by PMAC or right relating thereto held by PMAC, together with identifying information with regard to each registration and pending registration application relating thereto.

          (c) To PMAC's Knowledge, no person, corporation or other entity is infringing any of PMAC's rights identified pursuant to or in paragraph (a) or (b) of this Section 3.13.

          (d)    No   employee  of  PMAC  or  any  of  the   PMAC
Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with PMAC or any of the PMAC Subsidiaries or any other party because of the nature of the business conducted or to be conducted by PMAC or any of the PMAC Subsidiaries.

          (e) Each person presently employed by PMAC or any of the PMAC Subsidiaries with access to confidential information has executed a proprietary information agreement pursuant to which such person (i) acknowledges that such information is the property of PMAC or any of the PMAC Subsidiaries and agrees not to disclose or use any such information other than in connection with his/her employment with PMAC or any of the PMAC Subsidiaries, and (ii) agrees not to compete with PMAC or any of the PMAC Subsidiaries while employed by PMAC or any of the PMAC Subsidiaries. Such proprietary information agreements constitute valid and binding obligations of PMAC or any of the PMAC Subsidiaries and such persons, enforceable in accordance with their respective terms.

          (f) Neither PMAC nor any of the PMAC Subsidiaries has at any time disclosed, published, disseminated, made available, granted any rights in the use of, or otherwise distributed, any of its products or any part thereof to any person, except in the normal course of the business of PMAC and the PMAC Subsidiaries and pursuant to confidentiality agreements.

          (g) PMAC and the PMAC Subsidiaries have at all times in connection with its licensing and other use of its products required all licensees and other persons (including distribution customers) who may from time to time have a right of access to or use of its products to execute agreements by which such persons agree to keep all proprietary information relating to the products confidential.

          (h) PMAC or any of the PMAC Subsidiaries has at all times placed proprietary warnings and copyright notices on its products and all documentation relating thereto and all revisions thereof, and on all packaging in which any product is delivered to any licensee or any other person, to the extent required by all applicable laws to fully protect and preserve its proprietary and property rights in all of the intellectual property embodied in the products.

          (i) Each of the software products and/or services of PMAC identified in Section 3.13(a) of the PMAC Disclosure Schedule perform all of the corresponding material functions described in Section 3.13(i) of the PMAC Disclosure Schedule.

     3.14 Environmental Matters.
PMAC and the PMAC Subsidiaries are in compliance with all Environmental Laws (as defined below). As used in this Agreement, "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders as in effect now or at any point on or prior to the Closing Date that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection. As used in this Agreement, "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof, pollutants or contaminants. Except as set forth in Section 3.14 of the PMAC Disclosure Schedule, there is no administrative or judicial enforcement proceeding pending, or to the Knowledge of PMAC threatened, against PMAC or any PMAC Subsidiary under any Environmental Law. Except as set forth in Section 3.14 of the PMAC Disclosure Schedule, neither PMAC nor any PMAC Subsidiary or, to the Knowledge of PMAC, any legal predecessor of PMAC or any PMAC Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location and neither PMAC nor any PMAC Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in
Section 3.14 of the PMAC Disclosure Schedule, (i) PMAC has no Knowledge of any release on the real property owned or leased by PMAC or any PMAC Subsidiary or predecessor entity of Hazardous Materials in a manner that could result in an order to perform a response action or in material liability under the Environmental Laws, and (ii) to PMAC's Knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by PMAC or any PMAC Subsidiary or predecessor entity or facilities utilized by PMAC or the PMAC Subsidiaries.

     3.15 Employee Benefit Plans.

          (a) Section 3.15 of the PMAC Disclosure Schedule sets forth a list of every Benefit Plan (as hereinafter defined) that is maintained by PMAC or an Affiliate (as hereinafter defined) on the date hereof (each a "PMAC Benefit Plan"). Each PMAC Benefit Plan will not require any consent as a result of the consummation of the transactions contemplated by this Agreement or any other change of control of PMAC or any PMAC Subsidiary.

          (b) Each PMAC Benefit Plan which has been intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and, to the Knowledge of PMAC and its Affiliates, no such PMAC Benefit Plan has been maintained in a manner that would preclude qualified status.

          (c) With respect to any PMAC Benefit Plan, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as
amended ("ERISA"), or Code Section 4975, for which an exemption is not available or (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, which, in either case, would subject PMAC or any Affiliate to liability (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other material loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to PMAC's Knowledge, threatened with respect to any such PMAC Benefit Plan.

          (d) Neither PMAC nor any Affiliate has incurred any liability under Title IV of ERISA which has not been paid in full as of the date of this Agreement. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any employee pension benefit plan maintained by PMAC or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any PMAC Benefit Plan maintained by PMAC or any Affiliate and subject to Title IV of ERISA, there has been no (other than as a result of the transactions contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA
Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause PMAC or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Except as set forth in Section 3.15 of the PMAC Disclosure Schedule, neither PMAC nor any Affiliate has ever maintained a Multiemployer Plan (as hereinafter defined).

          (e) With respect to each PMAC Benefit Plan, complete and correct copies of the following documents (if applicable to such PMAC Benefit Plan) have previously been delivered or made available to ANSYS: (i) all documents embodying or governing such PMAC Benefit Plan, and any funding medium for such PMAC Benefit Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such PMAC Benefit Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS;
(iii) the most recently filed IRS Form 5500, with all applicable schedules and accountants' opinions attached thereto; and (iv) the current summary plan description for such PMAC Benefit Plan (or other descriptions of such PMAC Benefit Plan provided to employees) and all modifications thereto.

          (f)    For  purposes  of  this  Section  3.15  of  this
Agreement:

               (i) "Benefit Plan" means (A) all employee benefit plans within the meaning of ERISA Section 3(3) maintained by an entity or any Affiliate of such entity and (B) all stock option plans and stock purchase plans;

               (ii) An entity "maintains" a Benefit Plan if such entity sponsors, contributes to, or provides benefits under or through such Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Benefit Plan, or if such Benefit Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

               (iii) An entity is an "Affiliate" of another entity if it would have ever been considered a single employer with such other entity under ERISA
     Section 4001(b) or part of the same "controlled group" as such other entity for purposes of ERISA Section 302(d)(8)(C); and

               (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     3.16 Labor Matters.
Except as set forth in Section 3.16 of the PMAC Disclosure Schedule, neither PMAC nor any PMAC Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of PMAC, threatened against PMAC or any of the PMAC Subsidiaries relating to their business. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of PMAC, threatened involving employees of PMAC or any of the PMAC Subsidiaries.

     3.17 Certain Agreements.
Except as set forth in Section 3.17 of the PMAC Disclosure Schedule, neither PMAC nor any PMAC Subsidiary is a party to any
(i) agreement with any executive officer or other employee of PMAC or any PMAC Subsidiary (A) any benefits of which are contingent, or the terms of which would be materially altered, upon the occurrence of a transaction involving PMAC or any PMAC Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than 30 days which is not terminable by PMAC or any PMAC Subsidiary on 30 days or less notice, or (C) providing severance benefits or other benefits which are conditioned upon the occurrence of a transaction involving PMAC or any PMAC Subsidiary of the nature of any of the transactions contemplated by this Agreement or any other change of control of PMAC or any PMAC Subsidiary that precedes the termination of employment of such employee regardless of the reason for such termination of employment or
(ii) agreement or plan, including without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.18 Major Contracts.
(a)   Except  as set forth in Section 3.17 or 3.18  of  the  PMAC
Disclosure Schedule, neither PMAC nor any PMAC Subsidiary is a party to, subject to, or the beneficiary of, any:

          (i) Collective bargaining contract or any employment contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee which is not terminable by it on 30 days, or less notice without penalty or obligation to make payments related to such termination;

          (ii)Joint venture contract or arrangement or any other agreement which involves a sharing of profits with other persons;

          (iii) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness incurred in the ordinary course of business;

          (iv)License agreement, either as licensor or licensee (excluding non-exclusive software licenses granted to customers or end-users in the ordinary course of its business utilizing PMAC or any PMAC Subsidiaries standard form of license agreement without material modification);

          (v)  Contract containing covenants purporting to  limit
PMAC or any PMAC Subsidiaries freedom to compete in any line of business or in any geographic area;

          (vi)Service contract (excluding maintenance contracts entered into with customers in the ordinary course of its business utilizing PMAC or any PMAC Subsidiaries standard form of maintenance agreement without material modification);

          (vii)       Agency,   distributorship   or    marketing
agreement;

          (viii)   Invention assignment agreement; or

          (ix)Confidentiality agreement.

     All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments to which PMAC or any PMAC Subsidiary is a party are valid and in full force and effect and neither PMAC or any PMAC Subsidiary nor any other party thereto has breached any material provision of, or is in default in any respect under the terms of, any such agreement, contract, instrument, arrangement, license, commitment, plan or lease.

     (b)   Attached  to  Section 3.18(b) of the  PMAC  Disclosure
Schedule is a true and complete copy of the incentive bonus agreement (the "Incentive Bonus Agreement") between Mr. Steberl and PMAC providing, among the other terms set forth therein, for the payment by Swiss Sub (as defined in Section 6.19) to Mr. Steberl of the an incentive bonus obligation in an aggregate amount equal to $1,125,000.00 (the "Steberl Bonus").

     3.19 Absence of Undisclosed Liabilities.
PMAC has no liability or obligation, whether accrued, absolute, contingent or otherwise except (i) current liabilities incurred in the ordinary course of business subsequent to October 31, 1999 in amounts usual and normal for PMAC, both individually and in the aggregate, (ii) liabilities and obligations as and to the extent reflected in the PMAC Financial Statements, (iii) those liabilities and obligations set forth in Section 3.19 of the PMAC Disclosure Schedule (such schedule to include all asserted claims and assessments not reflected in the PMAC Financial Statements), and (iv) any liabilities and obligations (other than asserted claims and assessments) that would not be required under GAAP to be disclosed on financial statements of the PMAC Group (and the footnotes thereto).

     3.20 Receivables.
All receivables of PMAC shown on the balance sheet of PMAC at January 31, 2000 and as of the date of any subsequent PMAC balance sheet delivered to ANSYS arose in the ordinary course of business. The aggregate amount thereof, less the reserve for doubtful accounts with respect thereto, are current and, to PMAC's Knowledge, collectible and are carried at values determined in accordance with generally accepted accounting principles consistently applied. Adequate reserves for doubtful accounts have been established on the books of PMAC and are reflected on the balance sheet of PMAC at January 31, 2000 and as of the date of any subsequent PMAC balance sheet delivered to ANSYS. None of the receivables of PMAC is subject to any stated claim of offset, recoupment, setoff or counterclaim and PMAC has no Knowledge of any facts or circumstances that would give rise to any such claim. No receivables are contingent upon the performance by PMAC of any obligation or contract. No person has any lien on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

     3.21 Governmental Authorizations and Regulations.
All licenses, franchises, permits and other governmental authorizations held by PMAC or any PMAC Subsidiary that are necessary for the operation of its business are valid and sufficient for all business presently carried on by it. The business of PMAC or any PMAC Subsidiary is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect.

     3.22 Insider Transactions.
No director, officer or employee of PMAC or any PMAC Subsidiary and no person related to any of them has any interest in (i) any equipment or other property, real or personal, tangible or intangible, including, without limitation, any item of intellectual property, used in connection with or pertaining to the business of PMAC or any PMAC Subsidiary, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of PMAC or any PMAC Subsidiary.

     3.23 No Brokers.
Neither PMAC nor any of PMAC Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or ANSYS to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the transactions contemplated hereby. PMAC is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to Agreement and the transactions contemplated hereby.

     3.24 Insurance.
PMAC and the PMAC Subsidiaries are covered by insurance policies in the scope and amount set forth beside each on Section 3.24 of the PMAC Disclosure Schedule. Except as disclosed in Section
3.24 of the PMAC Disclosure Schedule, each insurance policy to which PMAC or any of the PMAC Subsidiaries is a party is in full force and effect and will not require any consent as a result of the consummation of this Agreement or any other change of control of PMAC or any PMAC Subsidiary. Neither PMAC nor any of the PMAC Subsidiaries is in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by PMAC or any of the PMAC Subsidiaries or would permit termination, modification or acceleration, under such policies; and PMAC has not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general.

     3.25 Payments.
PMAC and the PMAC Subsidiaries have not paid or delivered any fee, commission or other sum of money or item or property to any finder, agent, government official or other party, in the United States or any other country, which is related to the business or operations of PMAC and PMAC Subsidiaries, which PMAC and the PMAC Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and PMAC and the PMAC Subsidiaries have not participated in any illegal boycotts or other similar practices affecting any of its actual or potential customers. PMAC and the PMAC Subsidiaries are in compliance with the Foreign Corrupt Practices Act.

     3.26 Full Disclosure.
No statement by PMAC or any Stockholder contained in this Agreement, the PMAC Disclosure Schedule or any written statement or certificate furnished or required to be furnished to ANSYS pursuant hereto contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.   ADDITIONAL   REPRESENTATIONS   AND   WARRANTIES    OF    THE
     STOCKHOLDERS

     Each Stockholder severally, and not jointly, represents and warrants to ANSYS as follows:

     4.1  Power and Authority.

          (a)   This Agreement has been duly and validly executed
and   delivered  by,  and  constitutes  the  valid  and   binding
obligation of, such Stockholder, and is enforceable against such Stockholder in accordance with its terms.

          (b) Such Stockholder is 21 years of age or older and has the full power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed by such Stockholder pursuant to the terms hereof and to consummate the transactions contemplated hereby, all of which have been duly authorized by all necessary action on the part of said trustees.

          (c) No approval, consent or authorization of any person or entity not a party to this Agreement is required as a condition precedent to the consummation by such Stockholder of the transactions contemplated by this Agreement and no approval, consent or authorization of or filing with any federal, state, local or foreign governmental body or authority with respect to such Stockholder is necessary for the execution, delivery and performance of this Agreement by such Stockholder.

     4.2  Ownership of Stock.

          (a) Such Stockholder is the lawful record and beneficial owner of, and has good and marketable title to, the shares of PMAC Common Stock and options to acquire PMAC Common Stock listed in Section 1.9 of the PMAC Disclosure Schedule opposite such person's name, free and clear of all liens, encumbrances, equities, restrictions and claims of every kind.

          (b) The shares of PMAC Common Stock set forth opposite such Stockholder's name in such Section 1.9 and options to acquire PMAC Common Stock constitute all the issued and outstanding shares of capital stock of PMAC and options to acquire PMAC Common Stock owned by him, her or it.

          (c) Except as set forth in Section 3.3 of the PMAC Disclosure Schedule, there are no outstanding contractual obligations or rights of such Stockholder to purchase or otherwise acquire or to sell or otherwise dispose of, whether from or to PMAC or from or to any other stockholder or otherwise, any shares of capital stock or other ownership interests, or securities convertible or exchangeable into or exercisable for shares of capital stock or other ownership interests, of PMAC.

5.   CONDUCT OF BUSINESS OF PMAC PRIOR TO CLOSING

     During the period from the date of this Agreement and continuing until Closing, PMAC and the Stockholders agree that:

     5.1  Ordinary Course.
PMAC shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with its past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it.

     5.2  Dividends; Changes in Stock.
PMAC shall not, nor shall they propose to, (i) issue or authorize the issuance of shares of capital stock, except as a result of the exercise of Mr. Shah's option, (ii) declare or pay any dividends on or make other distributions in respect of capital stock, (iii) reclassify any capital stock or issue or authorize the issuance of any other securities in respect of any capital stock, (iv) repurchase or otherwise acquire any shares of its capital stock other than the pre-Closing repurchase of Mr. Akdag's shares of PMAC Common Stock pursuant to the terms hereof, or (v) make any gift of any assets.

     5.3  Governing Documents.
PMAC shall not amend its Articles of Incorporation or Bylaws, except as expressly contemplated by this Agreement.

     5.4  No Solicitation.
None of PMAC or any of the Stockholders shall directly or indirectly through any officer, director, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise, (i) solicit, initiate or encourage submission of any proposal or offer or any inquiry regarding any proposal or offer from any person, corporation, partnership or other entity, or group (a "Third Party"), relating to any acquisition  or  purchase  of all or a material  portion  of  the assets  of,  or  any  equity interest in,  PMAC  or  any  merger, consolidation or business combination with, or similar transaction involving, PMAC, or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage, any effort or attempt by any Third Party to do or seek to do any of the foregoing. PMAC shall promptly notify ANSYS of any such inquiry, proposal or offer, or any contact with any Third Party with respect thereto, is made, and shall in any such notice, set forth in reasonable detail the terms of any such inquiry, proposal or offer or contact and the identity of the Third Party.

     5.5  No Acquisitions.
PMAC shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any software product or other assets which are material, individually or in the aggregate.

     5.6  No Dispositions.
PMAC  shall  not sell, lease or otherwise dispose of any  of  its
software   products   or  other  assets   which   are   material,
individually or in the aggregate, except in the ordinary course of business consistent with its prior practice.

     5.7  Indebtedness.
PMAC shall not incur any indebtedness for borrowed money except in the ordinary course of business consistent with its prior practice, or guarantee any indebtedness of any Third Party, or
issue  or  sell  any  debt  securities  or  guarantee  any   debt
securities of others.

     5.8  Employees.
PMAC shall not make any change in the compensation payable or to become payable to any of its officers or employees (other than increases in compensation called for by the terms of any outstanding employment agreement), enter into or amend any employment or consulting agreements, amend the Incentive Bonus Agreement, or make any loans to any of its officers, directors or employees or make any change in its existing borrowing arrangements.

     5.9  Benefit Plans, etc.
PMAC shall not adopt or amend in any material respect any collective bargaining agreement or any other agreement with employees or benefit plans.

     5.10 Material Claims.
PMAC shall not settle nor compromise any material claim or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claim.

     5.11 Elections.
PMAC shall not make any tax election or permit any insurance policy naming it as beneficiary or a loss payable payee to be canceled or terminated without notice to ANSYS, except in the ordinary and usual course of business.

     5.12 Accounting.
PMAC shall not change its methods of accounting as in effect at October 31, 1999, except as required by changes in generally accepted accounting principles as concurred to in writing by ANSYS' independent certified public accountants and in any such case shall promptly provide notice of any such change to the other party. PMAC shall not change its fiscal year.

     5.13 Breach.
PMAC shall not take any action that would be reasonably likely to cause any of the representations and warranties of PMAC set forth herein to be untrue in any material respect as of any date after the date hereof through and including the Effective Time.

6.   ADDITIONAL AGREEMENTS

     6.1  Access to PMAC Information.
PMAC shall afford to ANSYS and to ANSYS' accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all of PMAC's properties, books, contracts, commitments and records and, during such period, PMAC shall furnish promptly to ANSYS all information concerning the business, properties and personnel of PMAC that ANSYS may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or
warranty  contained  in  this  Agreement  or  its  exhibits   and
schedules. All such access shall be subject to the confidentiality obligations contained in Section 9.2.

     6.2  Stockholders Approval.

          (a) PMAC shall call, give notice of, convene and hold a meeting for the purpose of voting upon the Merger of all stockholders entitled to vote upon the Merger under the California Code for the purpose of voting upon the Merger ("PMAC Stockholders Meeting"). PMAC shall use all reasonable efforts to ensure that such meeting shall be held promptly. PMAC shall also use all reasonable efforts to obtain at the earliest practical date the unanimous written consent of its stockholders to the Merger in the manner contemplated by the Articles of Incorporation and Bylaws of PMAC and the California Code; in the event that such consent is obtained prior to the date of such stockholders meeting, the PMAC Stockholders Meeting may be cancelled.

          (b) Each Stockholder entitled to vote shall attend the PMAC Stockholders Meeting and shall vote all shares of PMAC Common Stock held by him, her or it in favor of this Agreement and the Merger or, if action is taken pursuant to unanimous written consent as provided in Section 6.2(a), shall provide his or her written consent approving this Agreement, and the Merger, and shall not during the term of this Agreement vote any such shares in favor of any other merger or business combination or sale of assets involving PMAC. Each Stockholder shall not during the term of this Agreement transfer any of his, her or its respective shares of PMAC Common Stock to any person or entity other than ANSYS.

     6.3  Reports Under Securities Exchange Act of 1934.
With a view to making available to the Stockholders the benefits of Rule 144 promulgated under the Securities Act of 1933 ("SEC Rule 144") and any other rule or regulation of the SEC that may at any time permit the Stockholders to sell shares of ANSYS Common Stock to the public without registration, ANSYS agrees that it shall:

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

          (b) file with the SEC in a timely manner all reports and other documents required of ANSYS under the Act and the Securities Exchange Act of 1934, as amended;

          (c) furnish to the Stockholders forthwith upon request so long as the Stockholders hold any shares of ANSYS Common Stock, whenever applicable (i) a written statement by ANSYS that it has complied with its reporting requirements under SEC Rule 144, the 1933 Act, and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of ANSYS and such other reports and documents filed by ANSYS with the SEC, and (iii) such other information as may be reasonably requested in availing the Stockholders of any current rule or regulation of the SEC (or any future rule or regulation containing issuer information requirements comparable to or less burdensome than current SEC Rule 144) which permits the selling of any such securities without registration; and

          (d) in the event that a Stockholder requests to transfer any ANSYS Common Stock in accordance with the provisions of SEC Rule 144, ANSYS will advise its transfer agent that the holding period for such shares, as determined pursuant to Rule 144(d), commenced on the Closing Date, and, assuming that all other conditions to SEC Rule 144 are met, that such shares will be transferable by Stockholder pursuant to SEC Rule 144 from and after one year from such date; and

          (e) subsequent to the Closing, before ANSYS shall consummate any transaction which would cause an extension of the time period a Stockholder must hold ANSYS Common Stock before selling in reliance upon Rule 144 (such as a merger in which ANSYS is not the survivor), ANSYS will offer to repurchase all ANSYS Common Stock held by the Stockholders for a cash price equal to the closing price of the ANSYS Common Stock on the preceding day or, in the alternative, shall ensure that such transaction affords the Stockholders the right to registration of such securities as they may receive in exchange for the shares of ANSYS Common Stock received by them pursuant to this Agreement.

Notwithstanding any provision of this Agreement to the contrary but subject to clause (e) above, ANSYS shall be under no obligation to abstain from, or to obtain the consent of the Stockholders in respect of, any corporate transaction of ANSYS, including any such transaction which might result in the removal from registration or delisting of ANSYS Common Stock (other than such rights of consent and limitations as are provided for under the DGCL and federal and state securities laws).

     6.4  Legal Conditions to the Merger.
Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger, and shall cooperate with and promptly furnish information to the other party in connection with any such requirements imposed upon such other party or any subsidiary of such other party in connection with the Merger. Each party will take all reasonable actions to obtain (and to cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption from, any Governmental Entity or other third party required to be obtained by such party (or by the other party) in connection with the Merger or the taking of any action contemplated by this Agreement. Notwithstanding anything herein to the contrary, neither ANSYS nor PMAC shall be required to take any action to comply with any legal requirement or agree to the imposition of any order of any Governmental Entity that would (i) prohibit or restrict the ownership or operation by ANSYS or PMAC of any portion of the business or assets of ANSYS or PMAC (or any of their respective subsidiaries), (ii) compel ANSYS or PMAC (or any of their respective subsidiaries) to dispose of or hold or separate any portion of ANSYS' or PMAC's business or assets, or
(iii) impose any limitation on the ability of ANSYS or the Surviving Corporation or any of their respective affiliates or Subsidiaries to own or operate the business and operations of PMAC and the PMAC Subsidiaries.

     6.5  Communications.
Except as provided in Section 6.2(a) hereof, between the date hereof and the Closing Date, neither ANSYS nor PMAC will furnish any written communication to its stockholders or to the public generally if the subject matter thereof relates to the transactions contemplated by this Agreement without the prior approval of the other of them as to the content thereof, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that the foregoing shall not be deemed to prohibit any disclosure by ANSYS or PMAC after receiving advice from its counsel that such disclosure is required by any applicable law or regulation.

     6.6  Expenses.
Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement, including brokers and finders fees, and the transactions contemplated hereby shall be paid by the party incurring such expense. Notwithstanding the foregoing, the accounting and other expenses outlined in Exhibit B attached hereto shall be paid per Exhibit B.

     6.7  Escrow Agreement.
At or before Closing, the parties hereto shall cause the Bank of San Francisco, ANSYS and the Stockholders Representative (as defined in Section 1.5), to enter into an Escrow Agreement in substantially the form attached hereto as Exhibit C.

     6.8  Additional Actions.
If in any case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either PMAC or Merger Sub, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

     6.9  Notification of Certain Matters.
Each party shall give prompt notice to each other party of: (a) any event or circumstance with regard to such party that has resulted or may result in any representation or warranty of such party made herein being untrue in any material respect or that may result in such party being unable to comply with any of its covenants or agreements set forth herein or that may result in the failure to satisfy any condition specified in Section 7, or
(b) any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a material adverse effect on such party. Each party shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     6.10 Operating Authority and Reporting Structure.
The Surviving Corporation shall be operated pursuant to the Budget Goals (as defined in Section 1.5), the Operating Plan attached as Exhibit D, and pursuant to Section 6.13.

     6.11 Restriction on Transfer of ANSYS Common Stock.

          (a) In addition to and not in limitation of any other restriction imposed by applicable law or this Agreement, Christine Schoefer covenants and agrees that she will not sell, transfer or otherwise dispose of any shares of ANSYS Common Stock received by her pursuant to this Agreement until Eighteen (18) months from the Closing Date. She agrees that any certificates representing shares of ANSYS Common Stock issued pursuant to this Agreement prior to such date will contain a legend to effect the foregoing.

          (b) In addition to and not in limitation of any other restriction imposed by applicable law or this Agreement, Michael Hohmeyer, Wayne Christopher, Mary Jo Hamilton, Michael Salari, Masoud Doroudian, Diane Poirier, Devendra Rajwade, Jan Soreide, and Vijay Shah covenant and agree that they will not sell, transfer or otherwise dispose of any shares of ANSYS Common Stock received by them pursuant to this Agreement until Twelve (12) months from the Closing Date. Such Stockholders agree that any certificates representing shares of ANSYS Common Stock issued pursuant to this Agreement prior to such date will contain a legend to effect the foregoing.

     6.12 Right of First Refusal.
If a Stockholder desires to sell any of his or her shares of ANSYS Common Stock acquired pursuant to this Agreement then the Stockholder shall give written notice thereof to ANSYS (by facsimile, e-mail or overnight delivery) whereupon ANSYS will have the right to purchase such shares at a price equal to the closing price of ANSYS Common Stock on the day immediately preceding the receipt of such notice by ANSYS. At any time within one business day after receipt of such notice ANSYS shall have the right to accept such offer to sell and shall indicate the number of shares ANSYS is willing to purchase. The closing of the purchase of such shares shall occur within 5 business days after the delivery of the proper certificate(s) to ANSYS, appropriately endorsed for transfer by such Stockholder.

     6.13 Management of the Surviving Corporation.
The following provisions shall govern the operations of the Surviving Corporation during the period commencing on the Closing
Date through December 31, 2001 (the "Earn-Out Period").

          (a)   Separate  Subsidiary.   The  parties  agree  that
during the Earn-Out Period, the Surviving Corporation and the PMAC Subsidiaries will be operated and be managed as separate wholly-owned and direct or indirect subsidiaries of ANSYS.

          (b) Restricted Activities. During the Earn-Out Period, ANSYS agrees to conduct the business of the Surviving Corporation and the PMAC Subsidiaries in substantially the same manner as PMAC and the PMAC Subsidiaries' business were conducted immediately prior to the Closing. In addition, except as provided in Exhibit D and as ANSYS is advised in writing by its outside counsel is required to comply with any Legal Requirement, ANSYS agrees that it will not cause the Surviving Corporation or the PMAC Subsidiaries to take or acquiesce in the taking any of the following actions without the prior consent of the Stockholders' Representative (as defined herein) which consent may be withheld in the Stockholders' Representative's sole and absolute discretion:

               (i) any sale, lease or disposition of all or any significant part of the assets, stock or business of the Surviving Corporation or any subsidiary thereof ;

               (ii)  entering  into  any  line  of  business  not
     related  to  the  business  then  being  conducted  by   the
     Surviving Corporation and its subsidiaries;

               (iii)       any   acquisition  by  the   Surviving
     Corporation or any subsidiary thereof of the stock, assets or business of another business organization;

               (iv) the merger, consolidation or amalgamation of the Surviving Corporation or any subsidiary thereof with and into another business organization or of another business organization with and into the Surviving Corporation or any subsidiary thereof;

               (v) except as contemplated by this Agreement, the adoption or amendment of any profit sharing or other employee benefit plan except for such amendments as may be required by law;

               (vi) except as contemplated by this Agreement, any change in the name of the Surviving Corporation or any subsidiary thereof;

               (vii) any transfer of any customer's business, in whole or in part, to ANSYS or any of its subsidiaries;

               (viii)    the hiring or firing of personnel,
     provided that ANSYS shall have the right to require PMAC to hire a controller and (so long as such hiring is excluded from the calculation of EBITDA for purposes of Section 1.5 and is not deemed to affect the Budget Goals, including Expenses) human relations manager, such appointments to be made in consultation with the Stockholders' Representative, and further provided that ANSYS shall have the right to require PMAC or any PMAC Group to terminate an employee in the event of criminal or other gross misconduct (including but not limited to sexual harassment or discriminatory conduct) by such employee upon consultation with the Stockholders' Representative;

               (ix) the institution of any bonus or other compensation plan;

               (x) entering into any lease of real property or purchasing any real estate;

               (xi) any sale, disposition or change in control of the Surviving Corporation; and

               (xii)      any relocation of the principal offices
     of the Surviving Corporation (A) outside of Alameda County or (B) inside of Alameda County unless PMAC's proposal would fall outside of the Budget Plan.

Notwithstanding any provision hereof to the contrary, ANSYS shall have no obligation to abstain from, or to obtain any consent of the Stockholders or the Stockholders' Representative in respect of, any sale, disposition, merger, change of control, going-private or other fundamental corporate transaction of ANSYS (other than such rights of consent and limitations as are provided for under the DGCL, federal and state securities laws and the articles of incorporation and bylaws, as amended, of ANSYS).

     6.14 [Intentionally Omitted.]

     6.15 Employees.
The  Closing  of the transactions contemplated hereby  shall  not adversely affect the job responsibility, salary, and bonus and commission plan, and overall benefits (including health insurance and vacation) currently enjoyed by the employees of the PMAC Group. The foregoing provisions shall not be construed as a promise of employment for any length of time and shall not alter the nature of the existing employment relationship between the PMAC Group and its employees.

     6.16 Employee Bonuses.
ANSYS shall pay in cash to those employees of PMAC and the PMAC Subsidiaries set forth on Exhibit G (the "Bonus Employee Group") the bonuses accrued by PMAC prior to the date hereof in respect of past services rendered by the Bonus Employee Group (the "Closing Employee Bonuses"), the aggregate amount of such Closing Employee Bonuses having been agreed to be $233,764.00. ANSYS further agrees to pay in cash to the Bonus Employee Group, to the extent the members thereof are still employees on such payment dates (with any amount forfeited due to employment termination allocated on a pro rata basis to the members of the Bonus Employee Group who remain employed by the PMAC Group) 2.48700559% of (a) the Merger Consideration Adjustment, if any, without giving effect to the reduction thereof in respect of this Section
6.16 (such payments, the "Initial Period Retention Bonuses"), and
(b) the Contingent Payment Right, without giving effect to the reduction thereof in respect of this Section 6.16 (such payments, the "Contingent Retention Bonuses").

     6.17 Release of German and French Interests.
Mr. Steberl agrees to release, transfer, assign and grant any and all economic or voting interests that he may have in CFD & Structural Engineering GmbH, Sassnitz ("CFD") and in ICEM CFD Engineering France, S.A.R.L. ("ICEM France") to PMAC and to terminate the escrow. Mr. Steberl shall execute prior to Closing all such other agreements and instruments as may be required under local law to cause such transfers to be effective, copies of such executed instruments to be delivered at Closing and the originals to be filed as soon after Closing as may be practicable for PMAC. Mr. Steberl agrees to take all such other actions prior to, at or following Closing as may be requested by ANSYS or PMAC in order to effect such transfers. Mr. Steberl acknowledges and agrees that the covenants of ANSYS under this Agreement are adequate consideration for such release, transfer, assignment and grant. Mr. Steberl represents and warrants that he holds no interest, whether economic, voting or other, in the PMAC Group other than his interests in CFD and ICEM France that are to be released hereunder. Mr. Steberl covenants that he will deliver to ANSYS at Closing an executed release, in form and substance reasonably satisfactory to ANSYS, with respect to any claims in respect of any economic or voting interest in any entity within the PMAC Group.

     6.18 Indian Subsidiary.
Prior to Closing or, if performance under this Section is not possible prior to Closing despite the best efforts of PMAC and the Stockholders, as soon thereafter as is practicable, PMAC and the Stockholders shall cause the Articles of Association and other governing documents of PMAC's Indian Subsidiary shall be amended and restated in forms satisfactory to ANSYS in its sole discretion, such amendments to include, without limitation, terms requiring the affirmative vote or consent of all shares held by PMAC for the taking of any corporate action by the Indian Subsidiary, whether or not PMAC is represented at a meeting of the stockholders thereof, permitting PMAC to elect the majority of the Board of Directors of the Indian Subsidiary and requiring the consent of such PMAC directors for certain corporate actions of the Indian Subsidiary.

     6.19 Swiss Subsidiary.
PMAC  shall cause a direct wholly-owned subsidiary of PMAC to  be formed  in  Switzerland  (such  subsidiary,  "Swiss  Sub"),  such
formation   to  be  supervised  by  and  in  form  and  substance
satisfactory to ANSYS in its sole discretion.

     6.20 Certain Tax Matters.
PMAC, Mr. Wulf and the Stockholders shall use their best efforts to file or to cause to be filed PMAC's tax returns for the period ending August 31, 2000, as soon as possible after Closing, and in no event later than the date set by statute for such filing without extension or penalty.

     6.21 Adequate Funds for Certain Payments.
ANSYS shall provide to the Surviving Corporation the funds necessary to make all payments under PMAC's note to Mr. Akdag when due and in respect of the retention bonuses under Section 6.16, and shall provide to Swiss Sub the funds necessary to make the payments to Mr. Steberl pursuant to the Incentive Bonus Agreement described in Section 3.18(b), in each case no later than the date of the respective payment.

     6.22 Option Grants.
For new option grants after Closing, ANSYS shall permit the management and other key employees of the PMAC Group to participate in the incentive option plans of ANSYS on such terms and to such extent that such participation is granted generally to comparably placed employees of ANSYS and its subsidiaries.

7.   CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of ANSYS and Merger Sub, on the one hand, and PMAC on the other, to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived by both ANSYS and PMAC in writing:

          (a) Government Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.

          (b) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against ANSYS or PMAC of damages if the Merger is consummated, shall be pending which, in the good faith judgment of ANSYS' and PMAC's Boards of Directors (acting upon advice of their respective counsel), has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (c)   Statutes.   No statute, rule or regulation  shall
have been enacted by the government of the United States or any state or agency thereof which would make the consummation of the Merger illegal.

          (d)   Third-Party  Approvals.  Any  and  all  necessary
consents  from  third  parties relating to  contracts,  licenses,
leases,  loans  and  all  other  instruments,  material  to   the
respective business of PMAC, shall have been obtained.

          (e) Escrow Agreement. The Escrow Agreement shall have been fully executed and delivered to ANSYS, and such agreement shall remain in full force and effect.

     7.2  Conditions to Obligations of ANSYS and Merger Sub.
The obligations of ANSYS and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived by ANSYS:

          (a) PMAC Shareholder Approval. This Agreement, the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of the PMAC Common Stock in accordance with the provisions of the California Code and PMAC's Articles of Incorporation and/or By-laws.

          (b) Representations and Warranties. The representations and warranties of PMAC and of the Stockholders set forth in this Agreement shall be true and correct in all material respects (ignoring for the purposes of such determination of materiality any qualifications as to materiality in Articles 3 and 4), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other data will be determined as of such date); provided, that for the purposes of this Section 7.2(b) only PMAC and the Stockholders shall not be deemed to be in material breach of their representations and warranties to the extent that the ultimate aggregate amount of the Damages (as defined in Article
10) of ANSYS in respect of breaches of those representations and warranties could not reasonably be expected to be in excess of
$165,000. ANSYS shall have received a certificate signed on behalf of PMAC by the chief executive officer of PMAC certifying as to the above with respect to the representations and warranties of PMAC .

          (c) Performance of Obligations. PMAC, the Stockholders and Mr. Steberl shall have performed all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and ANSYS shall have received a certificate signed by the chief executive officer, the chief operating officer or the chief financial officer of PMAC to such effect.

          (d) Opinion of Company's Counsel. ANSYS shall have received an opinion dated the Closing Date of the law firm of Greene Radovsky Maloney & Share LLP, counsel to PMAC, substantially in the form set forth in Exhibit E attached hereto.

          (e)    Resignation  of  Directors.   ANSYS  shall  have
received the written resignation, effective as of the Closing, of each director of PMAC.

          (f) No Material Adverse Change. No change, event, development nor combination thereof shall have occurred which, individually or in aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect on PMAC, other than any Material Adverse Effect caused by (i) general business or economic conditions affecting the U.S. economy as a whole,
(ii) conditions affecting the industry in which PMAC competes as a whole, (iii) conditions resulting from the announcement of this Agreement or the pendency of the consummation of this Agreement, and (iv) conditions resulting from or relating to the taking of any action contemplated by this Agreement.

          (g) Stockholders' Representative. The Stockholders shall have executed an agreement among themselves and Mr. Wulf (the "Stockholders Representative Agreement"). Such Stockholders Representative Agreement shall be in form and substance reasonably satisfactory to ANSYS.

          (h) Certificate Of Good Standing. PMAC and/or the Stockholders shall have delivered to ANSYS a certificate of good standing from appropriate California authorities that PMAC is a corporation in good standing under the laws of California as of the Closing Date or a date not more than five calendar days before the Closing Date.

          (i) No Exercise of Dissenters' Rights. No Stockholder shall have exercised rights of dissent or appraisal under the California Code or the DGCL.

          (j)   Tax  Returns.  PMAC shall have filed amended  Tax
Returns for 1999 to ANSYS' reasonable satisfaction.

          (k) PTC Agreement. PMAC shall have satisfied all obligations under the Asset Purchase Agreement among PMAC and Parametric Technology Corporation with an effective date of March 1, 1999, and the Development and Distribution License To ICEM Software agreement ("PTC Agreements") and shall have received written confirmation from PTC that PTC has transferred ownership of "ICEM CFD" (as that term is defined in the PTC Agreements) to PMAC pursuant to PTC Agreements.

          (l)  Termination of Stockholder and Buy-Sell Agreement.
The PMAC Stockholders Agreement and the Buy-Sell Agreement shall have been terminated, and ANSYS shall have received evidence of such terminations reasonably satisfactory to it.

     7.3  Conditions to Obligations of PMAC.
The obligations of PMAC to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived by PMAC:

          (a) Representations and Warranties. The representations and warranties of ANSYS and Merger Sub set forth in this Agreement shall be true and correct in all material respects (disregarding for the purposes of such determination of materiality all qualifications as to materiality in Article 2), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other data will be determined as of such date); provided, that for the purposes of this Section 7.3(a) only ANSYS and Merger Sub shall not be deemed to be in material breach of their representations and warranties to the extent that the ultimate aggregate amount of the Damages (as defined in Article 10) of the Stockholders in respect of breaches of those representations and warranties could not reasonably be expected to be in excess of $165,000. PMAC shall have received a certificate signed on behalf of ANSYS by the chief executive officer, the chief operating officer or the chief financial officer of ANSYS to the above effect.

          (b) Performance of Obligations. ANSYS and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and PMAC shall have received a certificate signed by the chief executive officer, the chief operating officer or the chief financial officer of ANSYS to such effect.

          (c) No Material Adverse Change. No change, event, development nor combination thereof shall have occurred which, individually or in aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect on ANSYS, other than any Material Adverse Effect caused by (i) general business or economic conditions affecting the U.S. economy as a whole,
(ii) conditions affecting the industry in which ANSYS competes as a whole, (iii) conditions resulting from the announcement of this Agreement or the pendency of the consummation of this Agreement, and (iv) conditions resulting from or relating to the taking of any action contemplated by this Agreement.

          (d) Certificate Of Good Standing. ANSYS shall have delivered to PMAC a certificate of good standing from appropriate Delaware authorities that ANSYS is a corporation in good standing under the laws of Delaware as of the Closing Date or a date not more than five calendar days before the Closing Date.

          (e)   Opinion  of Company's Counsel. The  Stockholders'
Representative shall have received an opinion dated  the  Closing
Date of David Secunda, Corporate Counsel of ANSYS, substantially in the form set forth in Exhibit F attached hereto.

8.   TERMINATION, AMENDMENT AND WAIVER

     8.1  Termination.
This Agreement may be terminated at any time prior to the Closing
Date,  whether  before or after approval by the  Stockholders  of
PMAC:

          (a) by mutual consent of PMAC and ANSYS, each as authorized by its Board of Directors;

          (b) by PMAC if there has been a material breach of this Agreement on the part of ANSYS or Merger Sub with respect to any of ANSYS' covenants, representations or warranties contained herein and such breach has not been cured within 30 business days after written notice thereof from PMAC;

          (c) by ANSYS if there has been a material breach of this Agreement on the part of PMAC or one of the Stockholders with respect to any of their covenants, representations or warranties contained herein and such breach has not been cured within 30 business days after written notice thereof from ANSYS, provided that such breach or breaches results or would result in aggregate Damages under this Agreement in excess of Two Hundred Eighty Thousand Dollars ($280,000.00);

          (d) by either PMAC or ANSYS if the Merger shall not have been consummated on or before September 15, 2000;

          (e) by either PMAC or ANSYS if a court of competent jurisdiction or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and not appealable; or if any statute, rule or regulation is enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which makes the consummation of the Merger illegal.

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action. Any action taken to terminate this Agreement pursuant to this Section 8.1 shall become effective when notice of such termination is delivered by the terminating party to the other party in accordance with the provisions of Section 8.2 below.

     8.2  Effect of Termination.
In the event of termination of this Agreement by either ANSYS or PMAC as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of ANSYS or PMAC or their respective officers or directors except as set forth in Sections 6.6, and 9.2; provided, however, that nothing set forth herein shall relieve a party hereto from liability for its willful breach of this Agreement; and provided further, that upon such termination:

          (a) each party will re-deliver all documents, work papers and other material of any other party (including all copies) relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

          (b) all confidential information received by any party hereto with respect to the business of any other party or its subsidiaries and partners shall be treated in accordance with
Section 9.2 hereof.

     8.3  Amendment.
This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4  Extension; Waiver.
At any time prior to the Closing, either ANSYS or PMAC, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

9.   COMPETITION

     9.1  Non-Compete.
(a) None of Mr. Wulf, Christine Schoefer, Michael Hohmeyer, or Wayne Christopher, nor any person or entity now or hereafter controlled by Mr. Wulf, Christine Schoefer, Michael Hohmeyer, or Wayne Christopher, will at any time within the five-year period immediately following Closing, directly or indirectly, (i) solicit, or knowingly enter into any contract for the sale, marketing or distribution of goods of the type currently distributed or sold by the PMAC Group; (ii) request or induce any distributor or supplier of goods or services to the PMAC Group to curtail or cancel any business they are currently or in the past twenty-four (24) months have been, transacting with the PMAC Group; (iii) request or induce any then existing customer of the PMAC Group to curtail or cancel any business they are currently, or in the past twenty-four (24) months have been, transacting with the PMAC Group; or (iv) except as disclosed in writing to ANSYS and approved by ANSYS, request or induce any employee of the PMAC Group to terminate his or her employment with ANSYS or any entity in the PMAC Group; or (v) engage in the Territory (as defined in Section 9.3) in any business competitive with the business conducted by the PMAC Group on the date of this Agreement or within the twenty-four (24) months preceding said date.

          (b) None of Mary Jo Hamilton, Michael Salari, Masoud Doroudian, Diane Poirier, Devendra Rajwade, Jan Soreide, or Vijay Shah, nor any person or entity now or hereafter controlled by Mary Jo Hamilton, Michael Salari, Masoud Doroudian, Diane Poirier, Devendra Rajwade, Jan Soreide, or Vijay Shah, will at any time within the two-year period immediately following Closing, directly or indirectly, (i) solicit, or knowingly enter into any contract for the sale, marketing or distribution of goods of the type currently distributed or sold by the PMAC Group; (ii) request or induce any distributor or supplier of goods or services to the PMAC Group to curtail or cancel any business they are currently or in the past twenty-four (24) months have been, transacting with the PMAC Group; (iii) request or induce any then existing customer of the PMAC Group to curtail or cancel any business they are currently, or in the past twenty-four (24) months have been, transacting with the PMAC Group; or
(iv)  except  as  disclosed in writing to ANSYS and  approved  by
ANSYS, request or induce any employee of the PMAC Group to terminate his or her employment with ANSYS or any entity in the PMAC Group; or (v) engage in the Territory in any business competitive with the business conducted by the PMAC Group on the date of this Agreement or within the twenty-four (24) months preceding said date.

     9.2  Confidential Information.
None of the Stockholders, nor any person or entity now or hereafter controlled by any Stockholders, will (i) use in any manner adverse to the interest of Merger Sub or ANSYS any proprietary or confidential information obtained from or relating specifically to PMAC, Merger Sub or ANSYS; (ii) disclose or furnish any proprietary or confidential information obtained from or relating to PMAC, Merger Sub or ANSYS to any third parties, or
(iii) use any trade name, trademark, copyright, patent or service mark previously used by PMAC, Merger Sub or ANSYS which is not the subject of a license agreement which permits the use of any of the foregoing by that Stockholder or person or entity and none of them will at any time following the Effective Time use any trade name, trademark, copyright, logo or service mark which is confusingly similar to one currently or previously owned by PMAC, Merger Sub or ANSYS.

     9.3  Definition.
For purposes of this Article, "control" or "controlled by" shall mean ownership, direct or indirect, of more than 5% of the outstanding voting equity securities of any such entity. "Territory" shall mean (a) each county in the State of California in which ANSYS conducts business on the date of this Agreement or within the twenty-four (24) months preceding said date, (b) each county in the State of California in which ANSYS conducts business on the date of this Agreement or within the twenty-four
(24) months preceding said date, it being agreed by the parties hereto that such counties include all counties of the State of California, (c) each state of the United States of America other than California, and (d) each jurisdiction outside of the United States of America in which the PMAC Group or ANSYS is, has in the past or will at any time during the term of the covenants in this
Article 9 conducts its business.

     9.4  Reasonableness.
Each of the individuals named in this Article has carefully considered the nature and extent of the restrictions upon him or her and the rights and remedies conferred upon ANSYS and the PMAC Group under this Article, and hereby acknowledges and agrees that the same are reasonable in time and territory.

     9.5  Injunctive Relief.
Each of the individuals named in this Article acknowledges and agrees that their covenants and obligations under this Article relate to special, unique and extraordinary matters and that the violation or threatened violation of any of the terms of such covenants and obligations will cause ANSYS irreparable injury which cannot be reasonably or adequately compensated in damages and that, in addition to any other relief to which ANSYS may be entitled by reason of such violation, ANSYS shall also be entitled to permanent and temporary injunctive and other equitable relief (without the requirement of securing or posting any bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such named individual from committing any violation of their covenants and obligations under this Article. In connection with the foregoing provisions of this Article, each such named individual represents that his or her economic means and circumstances are such that such provisions will not prevent that individual from providing for that individual and his or her family on a satisfactory basis to such individual. Without limiting the generality of the foregoing, each such individual specifically acknowledges that a showing by ANSYS of any breach of any of the provisions of this Article shall constitute, for the purposes of all judicial determinations of the issue of injunctive relief, conclusive proof of all of the elements necessary to entitle ANSYS to temporary and permanent injunctive relief against such individual.

     9.6  Severability: Separate Covenants.
It is the intent of the parties that the provisions of this Article shall be enforced to the fullest extent permissible under the laws of the State of Delaware, the State of California or any other applicable jurisdiction. Each party hereto recognizes that the duration of the covenants and the territorial restrictions contained in this Article are necessary and required for the adequate protection of the business of ANSYS and the PMAC Group and are a material inducement to ANSYS's willingness to enter into this Agreement and to consummate the Merger. If any provision of this Article shall be illegal, invalid or unenforceable in the State of Delaware, the State of California or in any jurisdiction in which enforcement is sought, then in such jurisdiction only, such provision shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof (and without rendering such provision or any other provision of this
Article illegal, invalid or unenforceable in any other jurisdiction), and shall be enforced to the greatest extent permitted by law in such jurisdiction. If, however, this Article or any provision hereof shall be deemed illegal, invalid, or unenforceable in any jurisdiction in which enforcement is sought because the scope of this Article or such provision is excessive or more restrictive than permitted by the law of such jurisdiction, then in such jurisdiction only, the scope of this Article or such provision shall be limited to the minimum extent necessary (and without limiting the scope of this Article or such provision in any other jurisdiction) to render this Article or such provision valid, legal and enforceable to the greatest extent permitted under the law of such jurisdiction.

10.  INDEMNIFICATION AND CLAIMS

     10.1 Stockholders Indemnification.

          (a) The Stockholders and Mr. Wulf (each, a "PMAC Indemnitor") shall, jointly and severally, indemnify and hold harmless ANSYS and Merger Sub (together the "ANSYS Indemnified Parties") against and in respect of all actions, damages, claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by either of the ANSYS Indemnified Parties (all such amounts being hereinafter sometimes referred to as "Damages") arising out of or related to (i) any misrepresentation or breach of any warranty made by PMAC, the Class A Stockholders, Mr. Shah, Mr. Wulf or Mr. Steberl pursuant to Section 3 and Section 6.17 or in any statement, certificate or other document furnished by PMAC pursuant to this Agreement, (ii) the nonperformance or breach of any covenant, agreement or obligation of PMAC contained in this Agreement, or (iii) until the second anniversary of the date of the Effective Time, any Damages in respect of the non-standard end user license/consulting agreements, global terms and conditions, secondary supplier and software services agreements set forth in Section 3.18(d) of the PMAC Disclosure Schedule. There shall be no liability for indemnification under this
Section 10.1(a) unless the aggregate amount of Damages hereunder exceeds One Hundred Sixty-Five Thousand Dollars ($165,000.00), and then only to the extent such aggregate amount of Damages exceeds $165,000. The total liability of the PMAC Indemnitors for Damages hereunder shall not exceed the sum of (X) Seven Million Dollars ($7,000,000.00) plus (Y) the aggregate amount of the Merger Consideration Adjustment, plus (Z) the aggregate value of all cash and stock payable in respect of the Contingent Payment Rights, as valued pursuant to the definition of "Contingent Payment Rights" in Section 1.5(i) prior to the payment thereof. Notwithstanding the foregoing, the PMAC Indemnitors shall be fully liable to ANSYS for, and the limits on indemnification set forth in this Section shall not apply to, any Damages relating to (i) such PMAC Indemnitor's willful misconduct or fraud in connection with the representations and warranties set forth herein and the transactions contemplated under this Agreement and in connection with the Merger, (ii) to the extent such Damages are not limited to payment from the share capital of CFD, both (X) the omission from any end-user or consulting agreement entered into by the PMAC Group prior to Closing of terms limiting the liability of the PMAC Group for damages to a maximum liability equal to the value of the monetary consideration received by the PMAC Group under such agreement, and (Y) where the end-user or consulting agreement incorporates such terms, the invalidity under the governing law of the contract of such terms as they are incorporated in such agreement, and (iii) provided claim for indemnity is made on or before the two (2) year anniversary date of the Effective Time, any liabilities of the PMAC Group in respect of the German and French taxes set forth in Exhibit H for any period prior to Closing that remain unpaid at Closing, including any amounts assessed in a tax audit during the indemnity period. Notwithstanding anything in this Section 10.1 to the contrary, the total liability of any Class C Stockholder for Damages under this Section 10.1(a) shall not exceed the aggregate consideration received by such Class C Stockholder under this Agreement.

          (b) Each Stockholder shall, severally and not jointly, indemnify and hold harmless the ANSYS Indemnified Parties against and in respect of all Damages incurred by either of them arising out of or related to (i) any inaccuracy or breach of any representation or warranty made by such Stockholder pursuant to
Section 1.9, Section 4 or in any statement, certificate or other document furnished by or on behalf of such Stockholder pursuant to this Agreement, or (ii) the nonperformance or breach of any covenant, agreement or obligation of such Stockholder contained in this Agreement. Notwithstanding anything in this Section 10.1 to the contrary, the total liability of any PMAC Indemnitor for indemnification under this Section 10.1(b) shall not exceed the aggregate Merger Consideration less amounts paid by such PMAC Indemnitor to the ANSYS Indemnified Parties pursuant to the indemnification obligations under Section 10.1(a) and not reimbursed or recouped by such PMAC Indemnitor pursuant to rights of contribution or indemnity or otherwise.

          (c) None of the PMAC Indemnitors shall have right to seek contribution from PMAC or the Surviving Corporation in the event that he is required to make any payments under this Section
10.1. Each PMAC Indemnitor shall have the right to seek contribution from each other PMAC Indemnitor in the event that he or it is required to make any payments under Section 10.1(a).

          (d) The shares and cash deposited in escrow pursuant to Section 1.5 and Section 6.7 shall be the initial but not the exclusive source of indemnification for Damages as provided by
Section 10.1. The PMAC Indemnitors may make payment of indemnity to ANSYS (i) by wire transfer of immediately available funds,
(ii) if and to the extent ANSYS has by delivery to ANSYS of that number of shares of ANSYS Common Stock having a value as of the date of delivery equal to the value of the ANSYS Damages in respect of which indemnification is being made, or (iii) a combination thereof.

          (e) If an ANSYS Indemnified Party believes it has incurred any Damages which are subject to indemnification under
Section 10.1 it shall forward notice thereof to the Stockholders'
Representative.

          (f) With respect to claims or demands by third parties, whenever an ANSYS Indemnified Party shall have received notice that such a claim or demand has been asserted or threatened, which, if true, would result in indemnification under
Section 10.1, the ANSYS Indemnified Party shall as soon as reasonably practicable, and in any event within thirty (30) days of receipt of such notice, notify the Stockholders' Representative of such claim or demand and of all relevant facts within its knowledge which relate thereto. If such claim for indemnification arises under Section 10.1(a), then the Stockholders' Representative shall then have the right at the expense of the PMAC Indemnitors to undertake the defense of any such claims or demands utilizing counsel selected by the Stockholders' Representative and approved by ANSYS, which approval shall not be unreasonably withheld, conditioned or delayed; provided however, that the Stockholders' Representative shall not settle or otherwise compromise any such action without the prior written consent of ANSYS unless such settlement affords ANSYS and the PMAC Group a full release. If such claim for indemnification arises under Section 10.1(b), then the PMAC Indemnitor who may have made the misrepresentation or breached the warranty or failed to perform or breached the covenant that is the basis of such claim or demand shall then have the right at his, her or its expense to undertake the defense of any such claims or demands utilizing counsel selected by such PMAC
Indemnitor and approved by ANSYS, which approval shall not be unreasonably withheld. In the event that the Stockholders' Representative or such PMAC Indemnitor shall fail to give notice of his intention to undertake the defense of any such claim or demand within ten (10) days after receiving notice that it has been asserted or threatened, the ANSYS Indemnified Party shall have the right to satisfy and discharge the same by payment, compromise or otherwise.

          (g) If an ANSYS Indemnified Party believes it has incurred any Damages which are subject to indemnification under
Section 10.1(a) and does not involve a third party claim or demand described in Section 10.1(f) it shall forward notice thereof to the Stockholders' Representative at the addresses specified in and pursuant to Section 11.2, and shall state therein the amount of Damages it believes it has suffered, and shall provide, in reasonable detail the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated (a "Damages Notice"). No later than thirty (30) days after receipt of a Damages Notice from an ANSYS Indemnified Party, the Stockholders' Representative shall deliver to ANSYS either a notice accepting such claim for Damages or a notice that the Stockholders' Representative disputes the claim for Damages. A notice by the Stockholders' Representative accepting a claim for Damages shall be binding on all of the Stockholders, and a failure to provide ANSYS with notice disputing a claim for Damages within ten (10) days of receipt of a Damages Notice from an ANSYS Indemnified Party shall be deemed acceptance of such claim.

     10.2 ANSYS Indemnification.

          (a) ANSYS shall indemnify and hold harmless the Stockholders, Mr. Wulf and Mr. Steberl (together the "PMAC Indemnified Parties") against and in respect of all Damages incurred by any of the PMAC Indemnified Parties arising out of or related to (i) any misrepresentation or breach of any warranty made by ANSYS or Merger Sub pursuant to Section 2 or in any statement, certificate or other document furnished by ANSYS or Merger Sub pursuant to this Agreement, or (ii) the nonperformance or breach of any covenant, agreement or obligation of ANSYS contained in this Agreement. There shall be no liability for indemnification under this Section 10.2 unless the aggregate amount of Damages hereunder exceeds One Hundred Sixty-Five Thousand Dollars ($165,000.00), and then only to the extent such aggregate amount of Damages exceeds $165,000. The total liability of ANSYS for Damages hereunder shall not exceed (X) Seven Million Dollars ($7,000,000.00) plus (Y) the aggregate amount of the Merger Consideration Adjustment, plus (Z) the aggregate value of all cash and stock payable in respect of the Contingent Payment Rights, as valued pursuant to the definition of "Contingent Payment Rights" in Section 1.5(i) prior to the payment thereof. Notwithstanding the foregoing, ANSYS shall be fully liable to the Stockholders for, and the limits on indemnification set forth in this Section shall not apply to, any Damages relating to the willful misconduct or fraud of ANSYS in connection with the representations and warranties set forth herein and the transactions contemplated under this Agreement and in connection with the Merger.

          (b) With respect to claims or demands by third parties, whenever a PMAC Indemnified Party shall have received notice that such a claim or demand has been asserted or threatened, which, if true, would result in indemnification under
Section 10.1, the PMAC Indemnified Party shall as soon as reasonably practicable, and in any event within thirty (30) days of receipt of such notice, notify the Stockholders' Representative of such claim or demand and of all relevant facts within its knowledge which relate thereto. If such claim for indemnification arises under Section 10.1(a), then ANSYS shall then have the right at the expense of ANSYS to undertake the defense of any such claims or demands utilizing counsel selected by it and approved by the Stockholders' Representative, which approval shall not be unreasonably withheld, provided however, that ANSYS shall not settle or otherwise compromise any such action without the prior written consent of the Stockholders' Representative. In the event that ANSYS shall fail to give notice of its intention to undertake the defense of any such claim or demand within ten (10) days after receiving notice that it has been asserted or threatened, the PMAC Indemnified Party shall have the right to satisfy and discharge the same by payment, compromise or otherwise.

          (c) If a PMAC Indemnified Party believes it has incurred any Damages which are subject to indemnification under
Section 10.2 and does not involve a third party claim or demand described in Section 10.2(b) it shall forward notice thereof to ANSYS at the addresses specified in and pursuant to Section 11.2, and shall state therein the amount of Damages it believes it has suffered, and shall provide, in reasonable detail the facts alleged as the basis for such claim and the section or sections of this Agreement alleged to have been violated (a "Damages Notice"). No later than thirty (30) days after receipt of a Damages Notice from a PMAC Indemnified Party, ANSYS shall deliver to PMAC either a notice accepting such claim for Damages or a notice that ANSYS disputes the claim for Damages. A failure to provide the Stockholders' Representative with notice disputing a claim for Damages within ten (10) days of receipt of a Damages Notice from a PMAC Indemnified Party shall be deemed acceptance of such claim.

     10.3 Insurance Recoveries; Tax Benefits.
Any indemnity payment made by the PMAC Indemnitors to any ANSYS Indemnified Party, on the one hand, or by ANSYS to any PMAC Indemnified Party, on the other hand, pursuant to this Article 10 in respect of any claim (i) shall be net of an amount equal to
(x) any insurance proceeds realized by and paid to the respective ANSYS or PMAC Indemnified Parties minus (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any correspondent increases in insurance premiums or other chargebacks, and (ii) shall be (A) reduced by an amount equal to the tax benefits, if any, attributable to such claim and (B) increased by an amount equal to the taxes, if any, attributable to the receipt of such indemnity payment, but only to the extent that such tax benefits are actually realized, or such taxes are actually paid, as the case may be, by the ANSYS or PMAC Indemnified Parties or any consolidated, combined or unitary group of which such ANSYS or PMAC Indemnified Parties are a member.

     10.4 Actual Knowledge.
No PMAC Indemnitor shall be liable under this Article 10 for any Damages in respect of the matters disclosed by the foreign due diligence of PriceWaterhouseCoopers in respect of the PMAC Group's operations in Germany, France and India. ANSYS shall not be liable under this Article 10 for any Damages in respect of any matter disclosed in any ANSYS SEC Document filed prior to the date hereof.

11.  GENERAL PROVISIONS

     11.1 Survival of Representations, Warranties and Agreements. The representations and warranties in Sections 2 and 3 shall survive until the two (2) year anniversary date of the Effective Time and no suit, action or proceeding shall be brought after such two year anniversary date. The representations and warranties in Section 4 shall survive indefinitely after the Effective Time.

     11.2 Notices.
All  notices  and  other  communications hereunder  shall  be  in writing and shall be deemed given upon personal delivery or delivery by an express courier service (such as Federal Express), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, postage prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to ANSYS or, at and after the Effective Time to the Surviving Corporation, to:

               ANSYS, Inc.
               275 Technology Drive
               Canonsburg, Pennsylvania 15317
               Attn:  Chief Executive Officer

     with a mandatory copy to

               Kirkpatrick & Lockhart, LLP
               Henry W. Oliver Building
               535 Smithfield Street
               Pittsburgh, Pennsylvania  15222
               Attn:  Ronald West, Esq.

     (b)  if to PMAC prior to the Effective Time, to:

               2855 Telegraph Avenue
               Suite 501
               Berkeley, California  94705
               Attn:  Armin Wulf

     (c) if to any Stockholder at his address as set forth in the stock transfer records of PMAC as of the Closing Date.

     (d)  if to the Stockholders' Representative, to:

               2855 Telegraph Avenue
               Suite 501
               Berkeley, California  94705
               Attn:  Armin Wulf

     with  a  mandatory copy in the case of each of (b), (c)  and
(d) above to

               Greene Radovsky Maloney & Share LLP
               Four Embarcadero Center
               Suite 4000
               San Francisco, California 94111-4106
               Attn:  Adam P. Siegman, Esq.

     11.3 Interpretation.
When a reference is made in this Agreement to a Section, Schedule or Annex, such reference shall be to a Section, Schedule or Annex to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.4 Counterparts.
This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all other parties, it being understood that all parties need not sign the same counterpart.

     11.5 Entire Agreement.
This Agreement, the PMAC Disclosure Schedule and all documents and instruments and other agreements among the parties hereto referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     11.6 No Third Party Beneficiaries.
Neither this Agreement nor any of the documents or instruments or other agreements among the parties hereto referred to herein are intended to confer upon any other person any rights or remedies.

     11.7 Non-Assignment.
Neither this Agreement nor any of the documents or instruments or other agreements among the parties hereto referred to herein shall be assigned by operation of law or otherwise except as otherwise specifically provided herein or therein.

     11.8 Governing Law.
This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to the conflicts of law rules thereof.

     11.9 Arbitration.
Except as otherwise provided in Section 1.5, any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration at San Francisco, California, if such claim is made by the Stockholders or PMAC, or Pittsburgh, Pennsylvania, if made by ANSYS, under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-14. The Parties agree that pursuant to
Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrator's decision that includes the legal rationale for the arbitrator's conclusion and the calculations pertinent to any damage award being made by the arbitrator. The arbitrator shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrator's preliminary statement of decision either, in the discretion of the arbitrator, through briefs or at a hearing. The arbitrator shall render a final decision following any such briefing or hearing. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any party), including the power to render an award as provided in Rule 43 of the AAA Rules. The arbitrator shall have the power to award the prevailing party its costs and reasonable attorneys' fees; provided, however, that the arbitrator shall not award attorneys' fees to a prevailing party if the prevailing party received a settlement offer unless the arbitrator's award to the prevailing party is greater than such settlement offer without taking into account attorneys' fees in the case of the settlement offer or the arbitrator's award. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration.

     11.10     Sole Remedy.
The parties' sole and exclusive remedy for breach of any representation, warranty or covenant herein following Closing having occurred shall be the indemnification provisions of
Article 10; provided, that nothing herein shall limit in any way such party's remedies in respect of fraud or intentional misrepresentation or omission by the other party in connection herewith or with the transactions contemplated hereby or in respect of their willful misconduct in connection with the transactions contemplated under this Agreement and in connection with the Merger; and provided further, that notwithstanding anything in this Section to the contrary ANSYS may pursue the remedies specified in Article 9 in respect of the breach of any covenant therein.

     11.11     No Agreement Until Executed.
Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed by all the parties hereto.

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]








      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

ANSYS, INC.                             PACIFIC MARKETING AND
                                   CONSULTING, INC.


By: /s/ James E. Cashman                By: /s/ Armin Wulf

Name:     James E. Cashman                   Name: Dr. Armin Wulf

Title:    President and CEO                  Title: President


                                   By: /s/ Wayne Christopher

                                   Name: Wayne Christopher

                                   Title: Secretary


GENESISONE ACQUISITION CORPORATION


By: /s/ James E. Cashman

Name:     James E. Cashman

Title:    President


DR. ARMIN WULF, in his individual capacity



/s/ Armin Wulf
Dr. Armin Wulf


MR. STEBERL


/s/ Reimund Steberl
Reimund Steberl


     [SIGNATURE PAGE OF CLASS A AND B STOCKHOLDERS FOLLOWS]




CLASS A AND B STOCKHOLDERS:


/s/ Christine Schoefer
Christine Schoefer


/s/ Michael Hohmeyer
Michael Hohmeyer


/s/ Wayne Christopher
Wayne Christopher


/s/ Mary Jo Hamilton
Mary Jo Hamilton


/s/ Michael Salari
Michael Salari


/s/ Masoud Doroudian
Masoud Doroudian


/s/ Vijay Shah
Vijay Shah


/s/ Diane Poirier
Diane Poirier


/s/ Devendra Rajwade
Devendra Rajwade


/s/ Jan Soreide
Jan Soreide


        [SIGNATURE PAGE OF CLASS C STOCKHOLDERS FOLLOWS]



CLASS C STOCKHOLDERS:


/s/ Akila Diwakar
Akila Diwakar


/s/ Philip Diwakar
Philip Diwakar


/s/ Vladimir Griaznov
Vladimir Griaznov


/s/ Alan Magnuson
Alan Magnuson


/s/ Forest Rouse
Forest Rouse


/s/ Xiaomin Wang
Xiaomin Wang


/s/ Jieyong Xu
Jieyong Xu


/s/ Jigen Zhou
Jigen Zhou


/s/ Manfred Friedrichs
Manfred Friedrichs


/s/ Carsten Martens
Carsten Martens